UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Yellow Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27TH, 2021

The 2021 Annual Meeting of Stockholders (Annual Meeting) of Yellow Corporation (we, us, our or the Company) will be held on Thursday, May 27th, 2021 at 10:00 a.m., Central Time, to vote on the following matters:

Proposal 1:	election of eight members of our Board of Directors named in the accompanying proxy statement for a one-year term to expire at the 2022 Annual Meeting of Stockholders;

Proposal 2:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021;

Proposal 3:	advisory vote to approve the compensation of our named executive officers;

Proposal 4:	approve the Yellow Corporation 2020 Employee Stock Purchase Plan; and

transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

This year’s meeting will be a completely virtual meeting of Stockholders, conducted via live audio webcast. We believe virtual meeting technology provides expanded Stockholder access and improved communications. You will be able to attend the Annual Meeting online and submit questions prior to and during the meeting by visiting www.virtualshareholdermeeting.com/YELL2021. Please note that there will be no in-person meeting for you to attend.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 30, 2021 as the record date for determining holders of record (Stockholders) of our common stock, par value $0.01 per share, and Series A Voting Preferred Stock, par value $1.00 per share, entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

We are delivering proxy materials for the Annual Meeting under the Securities and Exchange Commission’s (SEC) “Notice and Access” rules. These rules permit us to furnish proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2020 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy and other natural resources and to lower our printing and distribution expenses. Our stockholders will receive a Notice of Internet Availability of Proxy Materials (Notice), which provides instructions on how to access and review all of our proxy materials on the Internet. Our stockholders will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Our Stockholders are cordially invited to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting virtually, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, at the virtual Annual Meeting, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting virtually and vote online or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

Leah K. Dawson
Executive Vice President, General Counsel & Secretary

Overland Park, Kansas

April 13, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 27TH, 2021

We are sending a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet and how to vote, as well as instructions on obtaining a paper copy of the proxy materials.

For additional information, see Questions and Answers below.

TO VOTE BY INTERNET AND TO RECEIVE MATERIALS ELECTRONICALLY

Read the Proxy Statement.

Go to the website that appears on your proxy card: www.proxyvote.com.

Enter the control number found on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by Yellow Corporation.

YELLOW CORPORATION

2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

10990 Roe Avenue

Overland Park, Kansas 66211

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2021 Annual Meeting of Stockholders (Annual Meeting), to be held online via live audio webcast at 10:00 a.m., Central Time, on Thursday, May 27th, 2021, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Because the Annual Meeting will be virtual and conducted over the Internet, you will not be able to attend the Annual Meeting in person.

Our telephone number is 913.696.6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website address is www.myyellow.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our and the Company refer to Yellow Corporation and, unless the context requires otherwise, its subsidiaries.

On or about April 13, 2021, we began mailing or e-mailing the Notice of Internet Availability of Proxy Materials to our stockholders, which includes information regarding where the Company’s proxy materials are posted, including the Company’s proxy statement for the Annual Meeting and a proxy card and the Company’s annual report to Stockholders (Annual Report) for the fiscal year ended December 31, 2020, to the record holders of our common stock, par value $0.01 per share (Common Stock), and Series A Voting Preferred Stock, par value $1.00 per share (Series A Preferred Stock), as of March 30, 2021 (Record Date). The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Throughout this proxy statement, holders of our Common Stock and the Series A Preferred Stock are referred to collectively as Stockholders. The Common Stock and Series A Preferred Stock are referred to collectively as Securities.

Questions and Answers

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our stockholders over the Internet instead of mailing each of our stockholders paper copies of those materials. As a result, we will send our stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of Common Stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice.

If you own shares of Common Stock in more than one account — for example, in a joint account with your spouse and in your individual brokerage account — you may have received more than one Notice. To vote all of your shares of Common Stock, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.

We expect to send the Notice to most of our stockholders by mail or email beginning on or about April 13, 2021.

What information does the Notice contain?

The Notice includes, among other matters: (i) the format, date and time of the Annual Meeting; (ii) a brief description of the proposals to be voted on at the Annual Meeting and the Board of Directors’ voting recommendation with regard to each proposal; (iii) information regarding the website where the proxy materials are posted; (iv) various methods by which a stockholder may request paper or electronic copies of the proxy materials; and (v) instructions on how to vote by Internet, by telephone, by mail or online at the Annual Meeting.

Why is the Annual Meeting virtual only?

We have hosted our meeting virtually since the 2019 annual meeting and continue embracing the latest technology to provide expanded access, improved communication and cost savings for our Stockholders and us. We believe that hosting a virtual meeting enables increased Stockholder attendance since Stockholders can participate from any location around the world, while saving the Company and Stockholders time and money. A virtual meeting is also environmentally friendly and sustainable over the long term. Stockholders can submit questions ahead of the meeting through an online portal and during the meeting while attending the Annual Meeting online.

What am I voting on?

Our Board is soliciting your vote for:

•	Proposal 1: election of eight members of our Board for a one-year term to expire at the 2022 Annual Meeting of Stockholders (2022 Annual Meeting);

•	Proposal 2: ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for fiscal year 2021; and

•	Proposal 3: advisory vote to approve the compensation of our named executive officers; and

•	Proposal 4: approval of the Yellow Corporation 2020 Employee Stock Purchase Plan (the 2020 ESPP).

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the eight directors for a one-year term to expire at the 2022 Annual Meeting (Proposal 1);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021 (Proposal 2);

•	FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3); and

•	FOR the approval of the 2020 ESPP (Proposal 4).

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How can I attend the Annual Meeting?

The Annual Meeting will be held virtually this year. You will not be able to attend the Annual Meeting in person. You are entitled to attend the Annual Meeting virtually only if you are a Stockholder as of the Record Date or if you are the legal proxy holder or qualified representative of a Stockholder.

The audio webcast of the Annual Meeting will begin promptly at 10:00 a.m., Central Time, on Thursday, May 27th, 2021. To attend the Annual Meeting virtually, log in at www.virtualshareholdermeeting.com/YELL2021. You will need your unique control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Only one person will be able to log in with that unique control number at any time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the webcast prior to the start time.

If you have any technical difficulties or any questions regarding the virtual meeting website, we will have technicians ready to assist you. Please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

May I ask questions at the Annual Meeting?

By attending the Annual Meeting virtually, you will be able to submit questions online prior to the Annual Meeting and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/YELL2021. We will answer questions submitted prior to the Annual Meeting during the Annual Meeting. We may combine similar questions and answer those together for efficiency. We will attempt to answer questions submitted during the meeting at the Annual Meeting, time permitting. We will post answers to any questions submitted during the Annual Meeting that we were not able to answer to our Investors website within one week after the Annual Meeting. We expect that all of our directors and executive officers as well as representatives of KPMG will be present at the Annual Meeting.

How many votes do I have?

On the Record Date, there were 51,267,718 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the Record Date.

We refer to the total number of votes represented by our outstanding Securities as our total voting power. As of the Record Date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

Stockholders of Record. If your Common Stock or Series A Preferred Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares, and we sent the proxy materials directly to you.

Beneficial Owners of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the proxy materials were sent either directly to you or were forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the Record Date must be present in person (by means of remote communication) or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	log on to our virtual meeting of Stockholders with your unique control number; or

•	have voted on the Internet, by telephone or, if you requested a copy of the proxy materials by mail, by properly submitting a proxy card or voting instruction form by mail.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the Securities (but in any event not less than one-third of such Securities) who are present in person (by means of remote communication) or represented by proxy, or the chair of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•

Voting at the Virtual Annual Meeting. To vote at the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/YELL2021. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Only one person will be able to log in with that unique control number at any time.

•	On the Internet. You may vote by proxy on the Internet by following the instructions on the proxy card.

•	By telephone. You may vote by proxy via telephone by calling the toll-free number on the proxy card.

•	By mail. If you requested to receive your proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 10:59 p.m., Central Time, on May 26th, 2021 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•

Voting at the Virtual Annual Meeting. If you are a beneficial owner of Common Stock held in street name and you wish to vote at the virtual Annual Meeting, please contact your broker, bank or other nominee for instructions on how to vote at the virtual Annual Meeting.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. You may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 10:59 p.m., Central Time, on May 26th, 2021 to be counted.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This result is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021) is a proposal we believe is routine.

Proposal 1 (election of directors), Proposal 3 (advisory vote to approve the compensation of our named executive officers) and Proposal 4 (approval of the 2020 ESPP) are proposals we believe are non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether our Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of eight directors for a one-year term to expire at the 2022 Annual Meeting of Stockholders	Each director must be elected by a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the election of the director must exceed the number of votes cast AGAINST the election of the director.

Proposal 2 Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021	This proposal must be approved by a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Advisory vote to approve the compensation of our named executive officers	This proposal must be approved by a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 4 Approval of the 2020 ESPP	This proposal must be approved by a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

What is the effect of an advisory vote?

As an advisory vote, Proposal 3 is not binding on our Board or Compensation Committee and the final decision on the matter covered by such proposal remains with them. However, we value the opinion of our Stockholders on the important issues covered by such proposals. Approximately 69% of the total votes cast on the proposal for the advisory vote to approve the compensation of our named executive officers at our 2020 Annual Meeting of Stockholders were voted for such proposal. Our Compensation Committee will consider the results of the advisory vote on named executive officer compensation (Proposal 3) when making future executive compensation decisions. The 2019 compensation plan included performance awards for directors and officers subject to vesting based on certain market conditions, including the Company’s stock price. Ultimately, all such awards have been forfeited as of December 31, 2020 (further, the amounts realized thereunder greatly differed from the amounts perceived in our prior year’s proxy statement). The advisory vote with respect to the 2019 compensation plan was lower than prior years. In returning to a compensation plan more consistent with the Company’s historical approach, the Board and Compensation Committee took into account, among other thing, the advisory vote with respect to the 2019 compensation plan.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the virtual Annual Meeting if you have the right to vote at the virtual Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by voting at the virtual Annual Meeting. Mere attendance at the virtual Annual Meeting will not automatically revoke your proxy unless you vote at the virtual Annual Meeting or if you specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management and/or our Board.

How will my proxy be voted?

Securities represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Darren D. Hawkins and Leah K. Dawson are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Securities at the Annual Meeting. All Securities represented by a properly executed proxy on which no choice is specified will be voted:

•	FOR the election of the eight directors named in this proxy statement for a one-year term to expire at the 2022 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021;

•	FOR the advisory vote to approve the compensation of our named executive officers;

•	FOR the approval of the 2020 ESPP; and

•	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. In addition to soliciting proxies through the mail and by email pursuant to the SEC “Notice and Access” rules, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to assist in soliciting proxies for a fee of $8,000, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and in obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, or if you would like to receive copies of this proxy statement by mail, please contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. In addition, information regarding the Annual Meeting is available via the Internet at the website, www.proxyvote.com.

Stockholder Proposals and Director Nominations for 2022 Annual Meeting

Stockholder Proposals

For inclusion in the proxy materials to be distributed for the 2022 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), a stockholder proposal must be submitted in writing and received by our Secretary on or before December 14, 2021.

The Company’s Second Amended and Restated Bylaws (as amended) (Bylaws) further provide that a stockholder proposal of other business that is not submitted for inclusion in the Company’s proxy materials, but that a Stockholder instead wishes to present directly at the 2022 Annual Meeting, must be submitted by notice in writing and received by the Company’s Secretary not fewer than 90 days nor more than 120 days prior to the date of the 2022 Annual Meeting, as provided in our Bylaws. If, however, the 2022 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2021 Annual Meeting, a Stockholder must submit notice in writing and such notice must be received by the Company’s Secretary not earlier than not fewer than 90 days nor more than 120 days prior to the date of the 2022 Annual Meeting or the tenth day following the day on which we provide notice of, or publicly disclosure, the date of the 2022 Annual Meeting is first made.

Director Nominations

The Company’s Bylaws provide that Stockholders who wish to nominate qualified candidates for election to our Board must be submitted by notice in writing and received by the Company’s Secretary not fewer than 90 days nor more than 120 days prior to the date of the 2022 Annual Meeting, as provided in our Bylaws. If, however, the 2022 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2021 Annual Meeting, a Stockholder must submit notice in writing and such notice must be received by the Company’s Secretary not earlier than not fewer than 90 days nor more than 120 days prior to the date of the 2022 Annual Meeting or the tenth day following the day on which we provide notice of, or publicly disclosure, the date of the 2022 Annual Meeting is first made. Each such notice must provide the following information about each nominee:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment of such person (present and for the past five years);

•	number of shares of our stock of the Company that are owned, directly or indirectly, beneficially and of record;

•

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Stockholder, on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws.

Our Governance Committee uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this proxy statement when considering nominees for director, including nominees submitted by Stockholders.

As a condition for any nomination, we reserve the right to require any Stockholder nominee to complete and sign a questionnaire to provide, among other things, information about an individual’s background and experience, securities ownership, independence, insider transactions and compensation.

Additional Information for Stockholder Proposals and Director Nominations

Any proposals or nominations described above must be delivered to the Company’s Secretary at: Yellow Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, Attention: Secretary. Please refer to the advance notice provisions of the Company’s Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Communications With Our Board

We encourage any Stockholder who desires to communicate with our Board about the Stockholder’s views and concerns to do so by writing our Secretary at Yellow Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211. In general, any Stockholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the Stockholder’s instructions.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials for the Annual Meeting may have been sent to multiple Stockholders in your household. To obtain separate copies of the proxy materials for the Annual Meeting, contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211, and we will promptly deliver separate copies of these proxy materials to you. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.800.542.1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Security Ownership of Management and Directors

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 30, 2021 by (i) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K) (NEOs), (ii) each of our directors and (iii) all of our executive officers and directors as a group. None of our NEOs, executive officers or directors beneficially own any Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

All of our NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

The address of each beneficial owner listed in the table below is Yellow Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211.

Name	Shares of Common Stock Owned as of March 30, 2021		Shares of Common Stock Holder has a Right to Acquire by May 29, 2021 (1)	Total Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned (2)
Darren D. Hawkins	401,601	(3)	—	401,601	(3)	*
Daniel L. Olivier	68,143	(3)	—	68,143	(3)	*
Jason T. Ringgenberg	139,032	(3)	—	139,032	(3)	*
Thomas J. O’Connor	173,366	(3)	—	173,366	(3)	*
Scott D. Ware	141,460	(3)	—	141,460	(3)	*
Douglas A. Carty	—		142,819	142,819		*
William R. Davidson	—		101,355	101,355		*
Matthew A. Doheny	—		142,819	142,819		*
James E. Hoffman	—		142,819	142,819		*
Shaunna D. Jones	—		10,169	10,169		*
Susana Martinez	—		10,169	10,169		*
David S. McClimon	—		10,169	10,169		*
Patricia M. Nazemetz	—		104,271	104,271		*
Chris T. Sultemeier (4)	6,100		10,169	16,269		*
Jamie G. Pierson (5)	270,315		—	270,315		*
All directors and executive officers as a group (18 persons)	1,214,039	(3)	674,759	1,888,798	(3)	3.7%

*	Indicates less than 1% ownership.
(1)

Reflects shares of Common Stock that were issuable upon the vesting of certain restricted stock units (RSUs), the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) for three years from the grant date (or sooner if the director ceases to be a member of our Board) and certain RSUs for which the receipt of Common Stock has been deferred pursuant to our Director Compensation Plan or a prior director compensation plan until the individual ceases to be a member of our Board.

(2)

Based on 51,267,718 shares of our Common Stock issued and outstanding as of March 30, 2021. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time by May 29, 2021 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(3)	Includes unvested shares of restricted Common Stock as of March 30, 2021. The holders have the sole right to vote such shares of restricted Common Stock.

(4)	Includes 6,100 shares owned by the Sultemeier Family Trust over which Mr. Sultemeier is trustee.
(5)

Mr. Pierson resigned as Chief Financial Officer (CFO) with the Company and his capacity as a member of the Board, in each instance effective October 27, 2020. Stockholdings shown are as of October 27, 2020 and may not represent Mr. Pierson’s current stockholdings.

Security Ownership of Certain Beneficial Owners

As of March 30, 2021, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than five percent of our Securities were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned(3)
U.S. Department of the Treasury c/o The Bank of New York Mellon (2)	15,943,753	31.1%	—	—
240 Greenwich Street 7th Floor New York, NY 10004

Portolan Capital Management, LLC	2,786,969	5.4%	—	—
2 International Place, Floor 26 Boston, MA 02110 (3)

International Brotherhood of Teamsters (IBT)	—	—	1	100%
25 Louisiana Avenue, N.W. Washington, D.C. 20001

(1)	Based on 51,267,718 shares of our Common Stock issued and outstanding as of March 30, 2021.
(2)

In connection with the Share Issuance Agreement entered into with the United States Department of the Treasury (UST), 15,943,753 shares of our Common Stock have been deposited with The Bank of New York Mellon, as Trustee (Trustee), for the benefit of the UST under a Voting Trust Agreement, dated July 9, 2020 (Voting Trust Agreement). Under the Voting Trust Agreement, the shares of our Common Stock will be voted in proportion as all other shares of Common Stock are voted, subject to certain exceptions defined therein. Additionally, prior to July 9, 2021, the shares of Common Stock may not be transferred without either the Company’s consent or pursuant to exceptions set forth in the Voting Trust Agreement.

(3)	The Series A Preferred Stock votes with the Common Stock as a single class.
(4)

The securities reported in this table are based on a Schedule 13G filed on January 29, 2021 by Portolan Capital Management, LLC (Portolan), a registered investment advisor, and George McCabe, the Manager of Portolan, in its capacity as investment manager for various client. Portolan reported that it has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 2,786,969 shares of our Common Stock.

Proposal 1: Election of Directors

The size of the Board is currently ten directors.

Directors to be Elected by our Stockholders

At the Annual Meeting, our Stockholders will elect eight directors to hold office until the 2022 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board.

Matthew A. Doheny Independent Director since July 22, 2011; Board Chairman since December 9, 2019	50

North Country Capital LLC (private investment firm): Founder and President (since 2011); HSBC Securities (USA), Inc.: Managing Director, Co-head of Special Situations Trading (2016 – 2017); Fintech Advisory Inc. (hedge fund focused on undervalued securities and turnarounds in the United States): Portfolio Manager (2008 –2010); U.S. House of Representatives Candidate (2010 and 2012); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Kelley Drye & Warren LLP and Orrick, Herrington & Sutcliffe LLP: Bankruptcy Attorney (1995 – 2000); Current Director: Arcapita Inc. (private equity firm) (previously R.A. Holdings Corp.), Residential Capital, LLC (real estate finance company), MDC Texas Energy (oil and gas company), and Elk Petroleum, Inc. (oil and gas company); Former Director: BridgeStreet Worldwide, Inc. (corporate housing provider), Eastman Kodak Inc. (printing technology) and Affinity Gaming (casino operator).

Mr. Doheny’s financial expertise and experience as an investor in financial and operational turnarounds are a source of valuable insight to our Board on our financial structure and turnaround strategy.

Darren D. Hawkins Director since April 30, 2018	52

Chief Executive Officer (CEO) of the Company (since April 2018), President and Chief Operating Officer of the Company (January 2018 – April 2018); President (February 2014 – January 2018), Senior Vice President, Sales and Marketing (January 2013 – February 2014) for YRC Freight; Director of Operations (December 2011 – January 2013) and Director of Sales (January 2009 – December 2011) for Con-Way Freight; various positions of increasing responsibility with Yellow Transportation, Inc. (1991 – 2009); Member of the American Transportation Research Institute Board (2018).

Mr. Hawkins has nearly 30 years of experience in the trucking industry. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, employee and union matters, strategies, challenges and opportunities.

James E. Hoffman Independent Director since July 22, 2011; Prior Board Chairman	68

Retired (since 2015); 2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (2008 – 2015); Alliant Energy Business Development: Executive Vice President; Alliant Energy Resources, a subsidiary of Alliant Energy Corporation (electric and natural gas services): President (1998 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990). Mr. Hoffman is also a past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership and restructuring and other board experience inform his counsel to the Board on the financial and operational issues we face.

Patricia M. Nazemetz Independent Director since March 23, 2015	71

NAZ DEC LLC (executive consulting firm): Principal and Founder (since 2011); Xerox Corporation (document technology, services, software and supplies): Corporate Vice President and Chief Human Resources and Ethics Officer (2007 – 2011), Chief Human Resources Officer (1999 – 2007), other key roles in the human resources department (1979 – 1999); Current Director: Sterling Bancorp (holding company for Sterling Bank); Former Director: Astoria Financial Corporation (holding company for Astoria Bank); WMS Industries, Inc. (casino gaming machines manufacturer), Energy East Corporation (electricity and natural gas distributor).

Ms. Nazemetz’s notable career in all areas of human resources management, including succession planning, executive compensation, employee benefits and other areas, bring a unique and useful perspective to the Board, particularly as it relates to human capital management. Further, Ms. Nazemetz has extensive experience with public company boards as well as serving on numerous non-profit boards throughout her career.

Susana Martinez Independent Director since October 27, 2020	61

State of New Mexico: Governor (2011 – 2018); Third Judicial District Attorney, Doña Ana County, New Mexico: District Attorney (1997 – 2010), Assistant Chief Deputy District Attorney (1986 – 1996)

Governor Martinez’s broad experience in governmental leadership, as well as her service on numerous advisory boards are a valuable source of insight to the Board.

Shaunna D. Jones Independent Director since October 27, 2020	43

Cleary Gottlieb Steen & Hamilton LLP (international law firm.): Global Director of Diversity, Equity and Inclusion (since February 2020); Laurel Strategies, Inc. (business advisory firm): Senior Vice President (2017 – 2020); Willkie Farr & Gallagher LLP (international law firm.): Attorney in the Business Reorganization and Restructuring Department (2003 – 2016).

Ms. Jones has extensive experience in leadership, financial restructuring and reputational risk management. In addition, her acumen in advising on board and management interaction attained while at Laurel Strategies, Inc. is important to the Board’s function.

David S. McClimon Independent Director since January 21, 2021	66

Private Consulting Practice: Numerous consulting and advisory engagements (2011 – 2019); Central Transport International: President (January 2011 – September 2011); ADR North America LLC: Chief Operating Officer (2009 – 2010); Con-way Freight: President, Con-way Inc.: Senior Vice President; various positions of increasing responsibility with Con-way Freight subsidiaries (1983 – 2007).

Mr. McClimon’s robust transportation and consulting background, as well as his strong leadership and public company board experience, prove immensely helpful in his counsel to the Board.

Chris T. Sultemeier Independent Director since January 21, 2021	58

United States Army: Captain, Combat Engineer (1984 – 1989); Walmart Transportation LLC: President and Chief Executive Officer, Walmart Stores, Inc.: Executive Vice President of Logistics (1989 – 2017); Current Director: Duke Realty Corporation.

Mr. Sultemeier’s notable service as a Captain in the United States Army, executive roles at Walmart Transportation LLC and other public company board experience afford the vast transportation and leadership skills relied upon for strategic planning.

The Board Recommends You Vote For All Director Nominees

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive the approval of a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR his or her election must exceed the number of votes cast AGAINST his or her election.

Votes to withhold and broker non-votes will not be treated as votes cast for or against Proposal 1, and will therefore have no effect on the outcome of Proposal 1.

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Audit & Ethics, Compensation and Governance Committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Foreign Corrupt Practice Act Policy, among others. These governance documents are reviewed for updates at least annually to reflect regulatory developments and corporate governance trends, and provide additional guidance to our Board and its committees. Our Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Directors Selected by the Holder of our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, IBT, as the holder of our Series A Preferred Stock, has the right to select two directors (Series A Directors) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. The holder of the Series A Preferred Stock has the sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his selection.

HOLDERS OF COMMON STOCK DO NOT VOTE ON THE SELECTION OF SERIES A DIRECTORS.

Douglas A. Carty Independent Director since July 22, 2011	65

Switzer-Carty Transportation Inc. (transportation): Chairman (since 2011); First Group America (transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. This expertise informs his advice to our Board on the financial and operational issues we face.

William R. Davidson Independent Director since July 8, 2014	73	Trucking Management, Inc. (multi-employer bargaining arm of the unionized general freight trucking industry): Senior Director (since 2013); Virginia Health & Welfare and Pension Funds: Employer Chairman (since 2005); Western States Health & Welfare Trust Funds: Trustee (since 2002); Retired, though acting consultant in the trucking industry (2009 – 2013); Roadway Express, Inc. (motor freight carrier company): Corporate Vice President (2003 – 2009), Area Vice President of Labor Relations, Southern Division (1994 – 2003), Western Division (1985 – 1994).

Mr. Davidson draws on his experience and knowledge of the trucking business with over 40 years in the industry. These inform his expertise in operational, union and labor relations matters.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to the certificate of designations; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

Corporate Governance Structure and Function

Our Amended and Restated Certificate of Incorporation provides that our Board will consist initially of nine persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole Board. Our Board currently consists of ten persons. Eight of our directors are elected annually at each Annual Meeting by our Stockholders voting together as a single class. Two Series A Directors are selected by IBT, as the holder of our Series A Preferred Stock. So long as the Series A Preferred Stock remains outstanding, IBT will also be able to appoint one of its selected directors to each of the Audit & Ethics, Compensation and Governance Committees of the Board, provided that such director satisfies certain independence requirements set forth in our Bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions.

Our Legal Department makes continuing education opportunities available for directors to assist them in staying updated with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of our Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence, but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives;

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our CEO and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and NASDAQ Listing Rules require that a majority of our Board be independent. Our Board has affirmatively determined that each director (other than Mr. Hawkins) does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is therefore independent in accordance with NASDAQ Listing Rule 5605 and the Director Independence Standards (Director Independence Standards) included in our Guidelines on Corporate Governance.

In making its determination, our Board evaluated the following relationships and affirmatively determined they did not materially affect the respective director’s objectivity or independence:

•

Mr. Carty serves as a director of Wajax Industries Ltd. (Wajax), which purchased approximately $30,000 in ordinary course transportation services from our subsidiaries in 2020, and the Company paid Wajax approximately $17,000 for ordinary course transactions.

•

Mr. Davidson serves as a Regional Director for Trucking Management, Inc. (TMI). Mr. Davidson is not an owner or executive officer and does not receive compensation based on the amount of business performed for the Company. In 2020, the Company paid TMI approximately $610,000 for its services.

•

Mr. McClimon receives pension benefits from XPO Logistics, Inc. (XPO) and his son serves as a Director of Sales for XPO. XPO is a transportation and contract logistics company that is a Company competitor.

Board Diversity

Our Stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Guidelines on Corporate Governance express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Resignation Policy

In the event that a director nominee fails to receive an affirmative majority of the votes cast in an uncontested election, the Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy. Our director resignation policy requires each incumbent nominee for the Board who does not receive the requisite majority vote in an uncontested election to promptly tender his or her resignation following certification of the stockholder vote. Our Board will then decide whether to accept the resignation, based on the recommendation of the Board’s Governance Committee, within 90 days following the date of the stockholders’ meeting at which the election occurred and will disclose its determination and, in the event it takes any action other than acceptance of the resignation, its rationale, in a filing with the SEC.

Meeting Attendance

Given the extraordinary circumstances presented by the COVID-19 pandemic, the Company entering into the UST Loans (as defined herein) and throughout 2020 generally, our Board held 50 meetings during 2020, representing a much higher frequency over prior years. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2020, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual Stockholder meetings in person or by telephone or other electronic means. All of our directors attended the 2020 Annual Meeting virtually.

Executive Sessions of Independent Directors

Our independent directors meet in regularly-scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by our Governance Committee, conduct an annual self-assessment of their effectiveness. The results are tabulated and analyzed by the Governance Committee and used to identify and implement improvements in our governance processes.

Board Committees

Current committee memberships with voting rights are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee
Douglas A. Carty*	Patricia M. Nazemetz*	Susana Martinez*
James E. Hoffman	William R. Davidson	Patricia M. Nazemetz
Shaunna D. Jones	David S. McClimon	Chris T. Sultemeier

*	Committee Chair

Pursuant to our Bylaws, Mr. Doheny, as Chairman, and Mr. Hawkins, as CEO, are ex-officio, non-voting members of each committee and are welcome to attend all committee meetings and to present matters for consideration and take part in consideration of any business of the committee, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the Chairman or the CEO, or both, or otherwise prohibited by applicable law, regulation or NASDAQ requirements.

The Chair of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

Our Audit & Ethics Committee met 15 times during 2020.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that all members of the Audit & Ethics Committee meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1). Our Board has additionally determined that all members of the Audit & Ethics Committee are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NASDAQ Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (independent auditor);

•	reviewing and discussing our financial statements with management and the independent auditor;

•	reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function;

•	overseeing our compliance with legal and regulatory requirements; and

•	annually reviewing the adequacy of the Audit & Ethics Committee charter and conducting an evaluation of its own performance.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met 10 times during 2020.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that all members of the Compensation Committee meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). All members of the Compensation Committee also qualify as non-employee directors under Exchange Act Rule 16b-3. Our Compensation Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•	reviewing and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs;

•	overseeing the management of risks related to our compensation policies and practices;

•	reviewing the Compensation Discussion and Analysis for inclusion in the proxy statement filed with the SEC; and

•	annually reviewing the adequacy of the Compensation Committee charter and conducting an evaluation of its own performance.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See 2020 Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2020.

Compensation Committee Interaction with Compensation Consultants

The Company engaged Pearl Meyer & Partners (Pearl Meyer), an executive compensation consulting firm, to provide compensation consulting, including the review of the compensation programs for our executive officers and with the compensation disclosures in our proxy statement, in 2020. In August 2020, the Compensation Committee engaged Alvarez & Marsal Taxand, LLC (Alvarez & Marsal) to provide compensation consulting, review of the compensation programs for our executive officers and with the compensation disclosures in our proxy statement, for 2021. Pearl Meyer served as the Company’s compensation consultant from 2013 to 2020. In selecting Pearl Meyer and Alvarez & Marsal, the Compensation Committee considered and assessed all factors specified under NASDAQ Listing Rules with respect to advisor independence and determined that Pearl Meyer and Alvarez & Marsal, respectively, are independent advisors. As independent advisors, Pearl Meyer and Alvarez & Marsal report to and are directed by the Compensation Committee. With the exception of certain enterprise transformation and other nominal consulting services provided by certain affiliates of Alvarez & Marsal, Pearl Meyer and Alvarez & Marsal provide no other services to the Company. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. Furthermore, based on our review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer and Alvarez & Marsal, respectively.

Governance Committee

Our Governance Committee met 6 times during 2020.

Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending qualified Board candidates;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing and approving related party transactions;

•

providing oversight of our Related Party Transaction Policy, our Securities Trading and Disclosure Policy, our Foreign Corrupt Practice Act Policy and our Executive Stock Ownership Requirements Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	overseeing annual evaluations of the Board and its committees;

•	reviewing management development and succession planning;

•	overseeing our enterprise risk management function; and

•	annually reviewing the adequacy of the Governance Committee charter and conducting an evaluation of its own performance.

Our Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board.

All of the eight Board nominees identified in this proxy statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will consider director nominations from Stockholders in accordance with the stockholder nominating procedures described in Stockholder Proposals and Director Nominations for 2022 Annual Meeting and in the Company’s Bylaws. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance is used by our Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•

each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•

each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor or another when making nominating decisions. Our Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of our Board, our Director Independence Standards, and NASDAQ and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement, but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, our Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Board Leadership Structure

Our Bylaws require that the offices of Chairman of the Board and CEO be held by separate individuals and our Guidelines on Corporate Governance require that the Chairman be an independent director. We believe separation of the offices of Chairman and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Chairman, and contributes to our effective governance, in part by having an independent Chairman available to counsel our CEO and facilitate his interactions with the Board. Matthew A. Doheny, became our Chairman in December 2019, and brings to his role as chairman financial expertise and experience in financial and operational turnarounds, and provides valuable insight to our Board on our financial structure and business strategy. Darren D. Hawkins brings transportation industry knowledge and expertise, along with extensive experience with our Company to his role as our CEO. In light of the requirement that our Chairman be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently ten members of the Board. The three standing committees—Audit & Ethics, Compensation, and Governance – are an integral part of our Board leadership structure. These committees, all of whose members are independent directors, are discussed in more detail above. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have complete access to our CEO, CFO and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote stockholder value.

The Board’s Role in Risk Management

Our Board’s role in risk management was modified in light of the COVID-19 pandemic. The Board met 50 times in 2020 and advised our management team regarding the safety and welfare of our employees and customers and initiatives related thereto, discussed any significant incidents as they related to the COVID-19 pandemic, and advised regarding the operations and network issues created for our industry by the COVID-19 pandemic. Further, our Board met frequently as the Company obtained additional financing in the form of a loan from the UST under the Coronavirus Aid Relief, and Economic Security Act (CARES Act).

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•	the Governance Committee oversees our enterprise risk management process;

•	the Audit & Ethics Committee oversees risks related to accounting and financial reporting matters, cybersecurity and ethics and general compliance matters; and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Governance Committee oversees management’s systems and processes for the identification, assessment and management of material risk exposures. These include:

•	business and reputational risk;

•	legal, regulatory and internal policy compliance risk;

•	information technology, governance and security risk;

•	corporate governance risk;

•	cargo claims, workers’ compensation and third party liability claims;

•	fraud risk;

•	financial covenant compliance risk;

•	disclosure risk;

•	competitive and economic risk;

•	credit, liquidity and going concern risk;

•	profitability and margin risk;

•	tax risk; and

•	crisis management risk.

Management reports regularly to the Governance Committee on material risk exposures and its risk management approach, policies, systems and practices. The Governance Committee evaluates management’s risk appetite and the appropriateness of risks assumed and managed within that context. The Governance Committee reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process. The Governance Committee discusses with our Audit & Ethics Committee our accounting and financial reporting risk profile, key risk exposures and the steps management has taken to monitor and control such exposures.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee also evaluates key financial statement issues and risks, their potential effect on our financial reporting, and the process used by management to address them. The Audit & Ethics Committee reports to the full Board its analyses and conclusions regarding our accounting and financial reporting risks.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Patricia M. Nazemetz (Chair), William R. Davidson, and David S. McClimon. Currently and at all times during 2020, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board. None of the individuals serving as members of the Compensation Committee are now or were previously an officer or employee of the Company.

2020 Director Compensation

Director Compensation Plan

Our Board adopted a new non-employee director compensation plan to align with other Board changes made the same day (Current Director Plan) in February 2020, under which most of the 2020 non-employee director compensation was granted.

The Current Director Plan described the compensation our non-employee directors were eligible to receive, consisting of:

•

an annual cash retainer of $190,000 for service on the Board (or $300,000 for service as Chairman of the Board). No additional compensation was paid for attendance or participation at Board or committee meetings. Committee members received no retainers for standing committee service, including Mr. Doheny and Mr. Hawkins in their capacity as ex-officio members of the committees of the Board, as applicable, and Mr. Doheny received no additional consideration for his significant contributions in helping the Company secure the UST Loans. Directors elected during the year would have received all of their prorated retainer fees in cash for the year in which they were elected;

•

an additional meeting fee of $5,000 per month from March through September 2020 for service on the Board (or $10,000 for service as Chairman of the Board) for services rendered during the special circumstances presented by the COVID-19 pandemic and the Company entering into the UST Loans, during which our Board convened at a much greater frequency than prior years resulting in a total of 44 meetings during this time period and 50 total meetings during all of 2020;

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•

on February 28, 2020, an annual award of fully vested RSUs, with the number of underlying shares equal to $60,000 divided by the 30-day volume-weighted average price of our Common Stock preceding the grant date, or 25,751 RSUs, which RSUs will be settled on the earlier of the date that is three years after the grant date and the date the individual is no longer serving on the Board, or later for any director who elected to defer receipt of the underlying common stock until he or she leaves the Board (Annual RSUs).

Director Compensation

The table below provides information on the compensation of our non-employee directors for the year ended December 31, 2020. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2020, other than Mr. Hawkins, who served as our CEO, and Mr. Pierson, who served as our CFO until October 27, 2020. Messrs. Hawkins and Pierson received no additional compensation for serving as directors.

Name	Fees Earned or Paid in Cash ($)		Annual RSU Awards ($)(1)	All Other Compensation ($)	Total ($)
Douglas A. Carty	225,000	(2)	54,592	—	279,592
William R. Davidson	225,000	(2)	54,592	—	279,592
Matthew A. Doheny	370,000	(2)	54,592	—	424,592
James E. Hoffman	225,000	(2)	54,592	—	279,592
Shaunna D. Jones (3)	80,543		—	—	80,543
Susana Martinez (3)	80,543		—	—	80,543
David S. McClimon (4)	—		—	—	—
Patricia M. Nazemetz	225,000	(2)	54,592	—	279,592
Chris T. Sultemeier (4)	—		—	—	—

(1)

Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of Annual RSUs granted to our non-employee directors on February 28, 2020. No assumptions were necessary to determine the grant date fair value of the Annual RSUs. The fair value of each Annual RSU is determined using the closing market price of our Common Stock on the grant date, which was $2.12.

(2)	Includes additional meeting fees for services rendered during the COVID-19 pandemic. From March through September 2020, the Board met 44 times, inclusive of committee meetings.
(3)	Ms. Jones and Gov. Martinez were appointed to our Board on October 27, 2020.
(4)	Mr. McClimon and Mr. Sultemeier were appointed to our Board on January 21, 2021.

Equity Ownership Requirements

We do not have an express equity ownership requirement for non-employee directors. Under the Current Director Plan, equity-based compensation in the form of RSUs may be settled either on the date that is three years after the grant date, on such later date after the grant date as specified by the individual, or held until the individual is no longer serving on the Board, at the election of the individual director at the time of receiving the award. We believe this share retention requirement negates the need for a separate stock ownership requirement for non-employee directors.

Compensation Discussion and Analysis

Executive Summary

Context and Pay Structure

Heading into 2020, Mr. Hawkins and the management team remained focused on executing a comprehensive business strategy to achieve long-term profitability and stability. Revisions to our compensation structure were intended as a return to our prior years’ compensation programs with certain limited exceptions. In order to balance our long-term focus with near-term objectives, the Compensation Committee approved the following changes to our executive compensation structure and incentive programs in early 2020 for our NEOs:

•

Restored our short-term incentive program designed to provide cash payments equal to 50% of targeted amounts upon achievement of certain target levels of Adjusted EBITDA and 50% of targeted amounts upon meeting pre-determined individual goals as established by the Compensation Committee; and

•	Changed our long-term incentive program to be comprised of time-based restricted shares with an initial vesting of 25% at the grant date and 25% over each of the following three years.

The equity grants and other compensation components discussed herein were awarded and determined, respectively, prior to the Company entering into the UST Loans and, accordingly, the Company was not yet required to begin tracking compensation for purposes of the compensation limitations thereunder. See Compensation Discussion and Analysis—Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities.

2020 Company Highlights

The Company has developed a comprehensive business strategy to achieve long-term profitability and stability. The key components to our multi-year strategic roadmap include:

•	Our multi-year enterprise transformation to optimize and structurally improve our network;

•	Operate as one Yellow company, one Yellow network, under one Yellow brand that provides great super-regional service;

•	Increase asset utilization;

•	Expand service offerings;

•	Leverage operational flexibilities gained with our 2019 labor agreement;

•	Consolidate disparate company systems onto a single platform and rationalize physical locations while maintaining geographic coverage; and

•	Capital investment in equipment and technology to enhance the customer experience and improve our operational flexibilities.

Even while operating under consistently and extraordinarily challenging conditions during the COVID-19 pandemic, the Company achieved the following important highlights consistent with its goals for 2020:

•

Secured $700 million in loan commitments from the UST under the CARES Act (the UST Loans), including approximately $400 million under one of the tranches to purchase new tractors and trailers in order to improve the age of its fleet, seeking an immediate return in improved fuel miles per gallon, reduced vehicle maintenance expense and improved driver morale;

•	Utilized certain of the UST Loans for stability of 30,000+ employees and protected the investment of our stockholders;

•	Achieved Adjusted EBITDA of approximately $192 million;

•	Improved our stock price 74% year-over-year with a closing price of $4.43 on December 31, 2020;

•	Ended the year with approximately $440 million of liquidity;

•	Took substantial steps, including our rebranding, toward our operation as one Yellow company, one Yellow network, under one Yellow brand that provides great super-regional service;

•

Continued to consolidate service centers across our operating companies to optimize utilization of our assets and resources, and enable companies that operate in the same service territory will be serviced through one primary carrier; and

•	Continued to provide essential freight transportation services to our customers and the communities for which they serve in spite of extremely challenging circumstances.

2020 Executive Compensation Highlights

The COVID-19 pandemic impacted the intended design changes to the Company’s executive compensation plan, particularly the short-term incentive awards, and its financial results. Short-term incentive awards were originally based upon certain target levels in relation to the Company’s Adjusted EBITDA and certain individual performance objectives. Adjusted EBITDA for 2020 was slightly below the performance threshold levels in our short-term incentive program and, accordingly, no incentive compensation was earned based upon this metric. Further, because of the events surrounding the outbreak of COVID-19, our Compensation Committee did not formalize individual performance objectives. However, based upon their strong performance during the extraordinary circumstances presented by the COVID-19 pandemic and throughout 2020 generally, each of our NEOs were deemed to satisfy these individual performance obligations resulting in short-term incentive payments equal to target for individual performance (or 50% of their total targeted amounts).

The design changes to the Company’s executive compensation plan resulted in long-term incentive awards being granted in 2020 which vested 25% immediately and will vest 25% on each of the first, second and third anniversaries of their date of grant. Further, long-term incentive awards granted in 2019 did not vest due to failure to meet the underlying stretch performance metrics and were forfeited by each of our NEOs as of December 31, 2020.

In reviewing Company performance and earned executive pay for 2020, the Compensation Committee believes that the executive compensation program achieved its objective of aligning pay and performance, and therefore validates the following fundamental pay framework:

•	Market competitive base salaries;

•	Meaningful short-term incentive opportunities tied to strong financial goals representing 50% of the short-term incentive program;

•	Individual short-term opportunities to hold each officer accountable for his or her role in the financial and operational success of the Company;

•	Long-term incentives tied to executive retention and opportunity for stock price improvement that ties directly to an increase in the value of our Common Stock for our Stockholders; and

•	Minimum executive ownership requirements.

Named Executive Officers

The table below lists our NEOs for 2020, their titles during 2020 and the period during which they held those titles.

Name	Title	Period
Darren D. Hawkins	Chief Executive Officer	Since April 2018

Daniel L. Olivier	Interim Chief Financial Officer	Since October 2020

Jamie G. Pierson	Former Chief Financial Officer	From December 2019 to October 2020

Thomas J. O’Connor	Chief Operating Officer	Since June 2019

Jason T. Ringgenberg	Chief Information Officer	Since March 2017

Scott D. Ware	Chief Network Officer	Since October 2018

Mr. Pierson resigned as our Chief Financial Officer, effective October 27, 2020. Effective October 29, 2020, Mr. Olivier was appointed as our Interim CFO.

The Role of Say-On-Pay Votes

As selected by our Stockholders at our 2020 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs (say-on-pay proposal) is held annually. At our 2020 Annual Meeting of Stockholders, approximately 69% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our 2019 compensation plan included performance awards for directors and officers subject to vesting based on certain market conditions, including the Company’s stock price. All such awards have been forfeited as of December 31, 2020 (further, the amounts realized thereunder greatly differed from the amounts perceived in our prior year’s proxy statement). We have largely returned to our prior years’ compensation plans in an effort to appropriately incentivize short-term and long-term growth for the Company. The Compensation Committee believes the beneficiaries of our executives’ efforts should have a say in how those executives are compensated and will continue to consider the outcome of votes on say-on-pay proposals when making future compensation decisions for our NEOs.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Compensation Committee establishes our compensation philosophy and oversees our executive compensation program. Our Board approves our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our compensation program are to:

•	attract, retain, and motivate a committed, high-performing management team;

•	align the interests of our executives with the long-term interests of our Stockholders by tying a portion of NEO compensation to equity-based awards; and

•	drive the short-term performance required to create sustainable long-term value.

Our executive compensation program has reflected our unique and challenging circumstances and has served to balance risk and reward as we have strived to de-risk our balance sheet, improve our profitability and position the Company for long-term stockholder value creation.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation packages for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, management’s development and execution of a business strategy to achieve long-term profitability and stability, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data and advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO and other members of our executive leadership. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation.

The Role of Benchmarking

The Compensation Committee has not engaged in benchmarking any specific elements of compensation paid to our NEOs because, in part, it believed that no other companies suitable for benchmarking faced similar circumstances as we did. Nonetheless, the Compensation Committee recognizes that our success is dependent on our ability to attract and retain skilled executive officers and that the Company is at risk for employees leaving our Company to join our known competitors where compensation packages may be more attractive. Thus, the Compensation Committee does review and consider the compensation paid by our known competitors, in terms of the elements of pay, total available pay opportunities, and compensation actually received, in each case with the goal of establishing executive compensation packages that will be attractive to our NEOs and competitive with those companies in our identified peer group. In this regard, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultants, including Pearl Meyer and Alvarez & Marsal, from time to time.

The competitive market data provided by our independent compensation consultants was based, in part, on the following peer group that was developed by these consultants and approved by the Compensation Committee:

• ArcBest Corporation • C.H. Robinson Worldwide, Inc. • XPO Logistics, Inc. • Expeditors International of Washington, Inc. • Roadrunner Transportation Systems, Inc.	• Hub Group, Inc. • J.B. Hunt Transport Services, Inc. • Landstar System, Inc. • Old Dominion Freight Line, Inc. • Saia, Inc.	• Ryder System, Inc. • Knight-Swift Transportation Holdings Inc. • Universal Logistics Holdings, Inc. • Werner Enterprises, Inc.

Based on the competitive market data of the peer group of companies listed above, the Compensation Committee focuses on providing a competitive compensation package that will allow us the opportunity to attract and retain key executive personnel. While we compete with a number of the companies in the peer group above for talent, the Compensation Committee recognizes that there are fundamental differences in our operating and capital structure compared to the peer group of companies listed above that cause our operating results and financial performance to differ from the peer group companies. This is the case even where the industry and our business operations are similar. These differences include, but are not limited to, our collective bargaining agreements and related benefit funding obligations, each of which places us at a competitive disadvantage.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent compensation consultant and to direct the work of any such consultant selected. For compensation decisions for the executive officers and the non-employee directors, after considering the independence criteria established by the SEC, the Compensation Committee engaged Pearl Meyer for 2020 compensation program decisions and Alvarez & Marsal in August 2020 as its independent consultants for 2021. Pearl Meyer and Alvarez & Marsal report directly to the Compensation Committee. With the exception of certain enterprise transformation and other nominal consulting services provided by certain affiliates of Alvarez & Marsal, Pearl Meyer and Alvarez & Marsal provide no other services to the Company. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. See Structure and Functioning of the Board – Board Committees – Compensation Committee Interaction with Compensation Consultants for additional information.

Performance Measures Used in Our Incentive Program

We used Adjusted EBITDA (in dollars) as the primary performance measures for our 2020 short-term incentive compensation. Adjusted EBITDA, which was weighted at 50% of the short-term incentive program, is an important and commonly used measure in our industry and by our management to evaluate our core operating performance and a key component of our term loan credit agreement financial covenants. The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants are imperative for our short-term and long-term success.

Adjusted EBITDA is a non-GAAP measure. Defined in our credit facilities as “Consolidated EBITDA,” Adjusted EBITDA is a measure that reflects our earnings before interest, taxes, depreciation, and amortization expense, and is further adjusted for, among other things, letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). We believe our presentation of Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results both on a consolidated basis and across our business segments. Further, Adjusted EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors and financial analysts to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the Company is tracking against our financial covenants in our term loan credit agreement, as this measure is calculated as prescribed in our term loan credit agreement and serves as a driving component of key financial covenants. For these reasons, Adjusted EBITDA is deemed an appropriate measure by our Compensation Committee in measuring our executives’ performance.

Description of Compensation Components

Base Salary

Base salary for our NEOs considers their experience, level of responsibility, peer group comparisons, and internal pay equity considerations among executive officers.

Mr. Olivier was appointed Interim Chief Financial Officer in October 2020, having been employed by the Company since 1997 in various positions of increasing responsibility. To reflect his more senior position and additional responsibility at the Company, Mr. Olivier received a base salary of $400,000, effective October 29, 2020. All of our NEOs received an increase in their base salary during 2020.

Short-Term Incentive Compensation (2020 STIP)

The purpose of our 2020 STIP was to motivate and reward executives for short-term improvements in Adjusted EBITDA and other individual measures that contribute to steady increases in stockholder value. The Compensation Committee established 2020 Adjusted EBITDA performance targets that it believed would be challenging to achieve based on the business forecast information that was available to it in early 2020 (prior to the COVID-19 pandemic). Further, because of the events surrounding the outbreak of COVID-19, our Compensation Committee did not formalize individual performance objectives. However, based upon their strong performance during the extraordinary circumstances presented by the COVID-19 pandemic and throughout 2020 generally, the Compensation Committee approached the individual performance obligations in a holistic manner.

50% of the incentive pool of the 2020 STIP would be funded only upon achievement of the pre-determined threshold level of Adjusted EBITDA. In 2020, for purposes of the Adjusted EBITDA portion of the 2020 STIP incentive pool, if we achieved the threshold level of Adjusted EBITDA, the incentive pool would have been approximately $1.15 million, and if we achieved target level of Adjusted EBITDA, the incentive pool would have been approximately $2.3 million. If we achieved the maximum level of Adjusted EBITDA, the incentive pool would have been approximately $4.6 million.

The other 50% of the incentive pool of the 2020 STIP would be funded based upon the fulfillment of certain pre-determined goals as established by the Compensation Committee.

The following were the threshold, target, and maximum Adjusted EBITDA for 2020, the actual Adjusted EBITDA, and the associated funding earned for the year:

Adjusted EBITDA			2020 Actual
Threshold	Target	Maximum	Adjusted EBITDA	% of Adjusted EBITDA Target
$205.2 million	$228.0 million	$250.8 million	$191.9 million	84.2%

Once the funding level is determined, the amount of incentives paid is further evaluated based upon pre-determined goals as established by the Compensation Committee. The maximum payout related to the pre-determined goals as established by the Compensation Committee would have been approximately $4.6 million.

Adjusted EBITDA for 2020 was slightly below the performance threshold levels in our short-term incentive program and no incentive compensation was earned based upon this metric. Because of the events surrounding the outbreak of COVID-19, our Compensation Committee did not formalize individual performance objectives. However, based upon their solid performance during the extraordinary circumstances presented by the COVID-19 pandemic and throughout 2020 generally, the Compensation Committee approached the individual performance obligations in a holistic manner and deemed our NEOs to have met their pre-determined goals as established by the Compensation Committee resulting in short-term incentive payments equal to 50% of their targeted amounts.

Long-Term Incentive Plan (2020 LTIP)

Our 2020 LTIP used equity incentive awards to motivate greater long-term performance and to provide retention incentives for our key employees. In 2020, we granted our NEOs time-based RSUs as discussed below.

Our 2020 LTIP equity incentive awards consisted solely of grants of time-based restricted shares in the following amounts (expressed as a percentage of base salary): Mr. Hawkins, 118%, Mr. Pierson, 106%, Mr. O’Connor, 67%, Mr. Ware, 71%, and Mr. Ringgenberg, 70%. For the 2020 restricted stock awards, the Committee approved an initial vesting of 25% at the grant date and 25% over the following three years. For 2020, performance stock units were not part of our executive compensation program. See Executive Compensation—Summary Compensation Table for additional information regarding the 2020 grants.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, pharmacy, dental, vision, life insurance, and accidental death and dismemberment benefits, on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees.

Our NEOs may participate in our defined contribution 401(k) plan, a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (Tax Code), limits the contributions NEOs and other highly-compensated employees can make to the 401(k) plan. On October 15, 2020, the Company reinstated the matching cash contributions for all non-union employees. The Company made nondiscretionary matching cash contributions equal to 50% of participant contributions, up to a maximum employer contribution of 2% of a participant’s eligible salary or wages.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who began employment with us before January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Mr. Hawkins participates in the Yellow Corporation Pension Plan, and Mr. O’Connor participates in the Roadway LLC Pension Plan, based upon their service prior to that date. See Executive Compensation – Pension Benefits for a discussion of these qualified pension plans.

Severance Policy and Other Termination-of-Employment Benefits

In February 2015, the Compensation Committee adopted the current severance policy (Severance Policy) to establish post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion. Executive officers who are not party to a severance agreement will be entitled to a severance amount equal to 18 months’ salary, and vice presidents and above will be entitled to six months’ salary, payable in regular installments over the specified period. Severance is payable under the Severance Policy only upon involuntary termination without Cause (as defined in the Severance Policy). Change in control-related severance amounts are paid in a lump sum.

The period during which the executive receives post-termination compensation, or the Inactive Employment Period, begins 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by other terminated non-union employees through the end of the Inactive Employment Period or until the terminated executive becomes entitled to other employer-provided health plan coverage, but the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) cease on the termination date.

Recipients of equity incentive awards may be entitled to accelerated or prorated vesting of those awards under certain circumstances. Unvested equity awards will not vest upon a Change of Control (as defined in the applicable award agreement) unless there is a termination without Cause (as defined in the applicable award agreement) or a resignation for Good Reason (as defined in the applicable award agreement) within 12 months of the Change of Control. See Executive Compensation—Potential Payments upon Termination or Change of Control – Equity Award Agreements.

At December 31, 2020, the Severance Policy and other termination of employment benefits were applicable to Messrs. Olivier, Ringgenberg, O’Connor and Ware, but not Mr. Hawkins, who was party to a severance agreement. See Executive Compensation – Potential Payments upon Termination or Change of Control – Hawkins Severance Agreement.

Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities

In July 2020, the Company entered into the UST Loans with the U.S. Department of Treasury as permitted under the CARES Act. These agreements impose limitations on the amount of compensation we can pay to certain officers and employees, including our named executive officers. As a general matter, these agreements provide that the amount of compensation paid to each of our named executive officers in any 12 month period beginning July 7, 2020 and ending one year after the repayment of the applicable loans (Limitation Period) cannot exceed the amount included in our Summary Compensation Table for such officer for the 2019 calendar year. To ensure the Company’s compliance with these restrictions and our ability to retain our named executive officers and appropriately align their interests with those of the Company and our stockholders, we have modified the long-term incentive program for our named executive officers for 2021. Under the modified program, 2021 long-term incentive awards granted to our named executive officers will be made in cash when earned and, with certain exceptions if the named executive officer’s employment is terminated in a “qualifying termination,” will not be earned or paid until the end of the Limitation Period.

Executive Stock Ownership Policy

In February 2018, we implemented the current executive stock ownership policy that requires all executive officers to own the number of shares of our Common Stock equal to the fixed number of shares owned at the time the policy was adopted or at the time the new executive is added to the policy. All executive officers are subject to the executive stock ownership policy. The required salary multiple for each such executive is 1.5, except for our CEO, whose required salary multiple is 3.0. Each executive must comply with the executive stock ownership policy by the later of the fifth anniversary of its adoption or the date the individual is promoted or hired as an executive officer. Prior to the fifth anniversary, the executive officer may only sell to the extent he or she holds at least 50% of his or her total holding requirement after giving effect to the sale. The total holding requirement includes both vested and unvested common shares. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions, or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results, but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

Limitations on Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (Tax Reform) that was signed into law on December 22, 2017, Section 162(m) of the Tax Code placed a $1 million limit on the amount of compensation the Company could deduct in any one year for compensation paid to our CEO and to certain of our other NEOs unless the compensation qualified as “performance-based compensation.” The Tax Reform, which took effect for tax years beginning December 31, 2017, retained the $1 million deduction limit, but repealed the “performance-based compensation” exception. The Tax Reform also expanded the definition of “covered employees” under Section 162(m) to include the CFO and any executive who is subject to the limitation in tax years beginning after 2016. While the Compensation Committee will continue to consider the deductibility of compensation as one factor in determining executive compensation, the committee will also continue to look at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices; Anti-Hedging Policy

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Specifically, executive officers, directors and certain other designated persons as outlined in our policy are prohibited from engaging in hedging or monetization transactions related to Company or Company subsidiary securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020.

Patricia M. Nazemetz, Chair

William R. Davidson

David S. McClimon*

*

David S. McClimon replaced Gov. Susana Martinez on the Compensation Committee, effective January 21, 2021. Gov. Susana Martinez previously replaced Matthew A. Doheny on the Compensation Committee, effective October 29, 2020. Mr. Doheny remains on the Compensation Committee as an ex-officio, non-voting member.

Executive Compensation

The tables below provide information on our NEO compensation in 2020, 2019 and 2018, as applicable.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Darren D. Hawkins	2020	833,333	—		1,007,000	850,000	41,000	120,663	2,851,996
Chief Executive Officer	2019	750,000	—		1,196,628	—	42,000	129,840	2,118,469
	2018	708,814	—		1,412,564	2,208,750	—	95,553	4,425,681

Daniel L. Olivier(7)	2020	305,007	67,500	(8)	—	—	—	22,177	394,684
Interim Chief Financial Officer

Jamie G. Pierson(9)	2020	623,333	—		784,400	—	—	1,809,161	3,216,894
Former Chief Financial Officer	2019	31,308	500,000		405,845	—	—	1,324	938,477

Thomas J. O’Connor	2020	633,333	—		424,000	317,500	185,000	15,820	1,575,653
Chief Operating Officer	2019	608,333	—		411,249	—	197,000	27,902	1,244,484
	2018	585,000	—		176,510	1,162,500	—	206,736	2,130,746

Jason T. Ringgenberg	2020	421,667	—		296,800	212,500	—	21,110	952,077
Chief Information Officer	2019	393,333	—		300,410	—	—	30,028	723,771

Scott D. Ware	2020	558,333	300,000	(10)	392,200	—	—	60,669	1,311,202
Chief Network Officer	2019	500,000	—		370,873	—	—	45,669	916,543
	2018	449,643	—		150,033	1,162,500	—	28,480	1,790,656

(1)

The equity grants and other compensation components reflected in the Summary Compensation Table were awarded and determined, respectively, prior to the Company entering into the UST Loans and, accordingly, the Company was not yet required to begin tracking compensation for purposes of the compensation limitations thereunder. See Compensation Discussion and Analysis—Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities.

(2)	See Compensation Discussion and Analysis—Description of Compensation Components—Base Salary for a discussion of base salaries for 2020.
(3)

Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of time-vested restricted Common Stock granted to our NEOs on the dates shown in the tables below. These amounts do not represent the actual amounts paid to or realized by our NEOs. The fair value of each grant of time-vested restricted Common Stock was determined using the closing market price of our Common Stock on the grant date.

The number of shares of time-vesting Common Stock awarded to each of our NEOs and the grant date fair value as determined in accordance with FASB ASC Topic 718 are as follows:

2020 Grants

Name	Time Based Restricted Stock	Grant Date	Closing Price ($)
Darren D. Hawkins	475,000	2/28/2020	2.12
Jamie G. Pierson	370,000	2/28/2020	2.12
Thomas J. O’Connor	200,000	2/28/2020	2.12
Jason T. Ringgenberg	140,000	2/28/2020	2.12
Scott D. Ware	185,000	2/28/2020	2.12

2019 Grants

Name	Time Based Restricted Stock	Performance- Based Restricted Stock(a)	Grant Date	Grant Date Fair Value Per Share ($)	Market Stock Price Threshold Condition ($)
Darren D. Hawkins	—	201,114	2/11/2019	4.43	11.75
	—	201,114	6/5/2019	1.52	11.75
Jamie G. Pierson	162,338	—	12/17/2019	2.50	—
Thomas J. O’Connor	—	41,254	2/11/2019	4.43	11.75
	—	123,762	6/5/2019	1.52	11.75
	—	26,563	6/5/2019	1.52	11.75
Jason T. Ringgenberg	—	33,416	2/11/2019	4.43	11.75
	—	100,248	6/5/2019	1.52	11.75
Scott D. Ware	—	41,254	2/11/2019	4.43	11.75
	—	123,762	6/5/2019	1.52	11.75

(a)	All Performance-Based Restricted Stock forfeited on December 31, 2020.

2018 Grants

Name	Time Based Restricted Stock	Grant Date	Closing Price ($)
Darren D. Hawkins	43,433	2/13/2018	10.16
Darren D. Hawkins	116,741	4/30/2018	8.32
Thomas J. O’Connor	17,373	2/13/2018	10.16
Scott D. Ware	14,767	2/13/2018	10.16

(4)

Only Messrs. Hawkins and O’Connor are eligible to participate in our pension plans. The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefits under our qualified defined benefit pension plans. The accumulated benefits for Messrs. Hawkins and O’Connor under our pension plans are due to their years of prior service with us. Benefit accruals under our pension plans were frozen on July 1, 2008. In 2020, the aggregate value of Mr. Hawkins’ pension benefits increased by $41,000 and the aggregate value of Mr. O’Connor’s pension benefits increased by $185,000. The increase in benefits in 2020 was due to a lower discount rate.

(5)	All other compensation for 2020 includes the following:

Name	Payments ($)
Darren D. Hawkins	120,663	(a)
Daniel L. Olivier	22,177	(b)
Jamie G. Pierson	1,809,161	(c)
Thomas J. O’Connor	15,820	(d)
Jason T. Ringgenberg	21,110	(e)
Scott D. Ware	60,669	(f)

(a)

Represents a $19,737 payment for the cost of Mr. Hawkins’ health and welfare benefits, a $1,080 payment for the cost of Mr. Hawkins’ long-term disability benefits and a $102 payment for the cost of premiums for a term life insurance policy paid by us. Further, it represents amounts reimbursed to Mr. Hawkins for reasonable costs incurred in his weekly travel from his home near Memphis, Tennessee to Overland Park, Kansas. The total reimbursed amount of 2020 travel costs incurred by Mr. Hawkins was $72,000. All other compensation for 2020 includes reimbursement of $27,744 of taxes with respect to the reimbursement of these travel costs.

(b)

Represents a $20,097 payment for the cost of Mr. Olivier’s health and welfare benefits, a $729 payment for the cost of Mr. Olivier’s long-term disability benefits, a $1,249 employer contribution to the 401(k) plan in Mr. Olivier’s name and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(c)

Represents a $14,803 payment for the cost of Mr. Pierson’s health and welfare benefits, a $972 payment for the cost of Mr. Pierson’s long-term disability benefits and a $77 payment for the cost of premiums for a term life insurance policy paid by us. Further, it represents the amounts reimbursed to Mr. Pierson for reasonable costs incurred in his weekly travel from his home near Dallas, Texas. The total reimbursed amount of 2020 travel costs incurred by Mr. Pierson was $42,814. All other compensation for 2020 includes reimbursement of $16,118 of taxes with respect to the reimbursement of these travel costs. Further, it represents severance payment of $1,675,000 and a payment of $59,377 in respect of accrued vacation upon Mr. Pierson’s termination.

(d)

Represents a $14,422 payment for the cost of Mr. O’Connor’s health and welfare benefits, a $1,296 payment for the cost of Mr. O’Connor’s long-term disability benefits and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(e)

Represents a $19,737 payment for the cost of Mr. Ringgenberg’s health and welfare benefits, a $1,094 payment for the cost of Mr. Ringgenberg’s long-term disability benefits, a $177 employer contribution to the 401(k) plan in Mr. Ringgenberg’s name and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(f)

Represents a $19,737 payment for the cost of Mr. Ware’s health and welfare benefits, a $1,080 payment for the cost of Mr. Ware’s long-term disability benefits, and a $102 payment for the cost of premiums for a term life insurance policy paid by us. Further, it represents amounts reimbursed to Mr. Ware for reasonable costs incurred in his weekly travel from his home near Grand Rapids, Michigan. The total reimbursed amount of 2020 travel costs incurred by Mr. Ware was $29,304. All other compensation for 2020 includes reimbursement of $10,446 of taxes with respect to the reimbursement of these travel costs.

(6)

Reflects the full amount of costs paid on behalf of our NEOs rather than the amount paid on behalf of any NEO that exceeded what was paid to the general employee population to provide a more accurate comparison of our CEO compensation to our median employee’s compensation in the CEO Pay Ratio section herein.

(7)	Effective October 29, 2020, the Board appointed Mr. Olivier to be Interim CFO.
(8)	The amount in this column consists of a retention award paid to Mr. Olivier. The retention award was not incentive compensation.
(9)	Effective October 27, 2020, Mr. Pierson resigned from the Company and it was deemed a termination without cause under our relevant policies and agreements.
(10)

The amount in this column consists of a retention award paid to Mr. Ware pursuant to the terms of a retention agreement entered into on October 7, 2020, which was subsequently amended and restated on December 3, 2020 (the Ware Retention Agreement). The retention award was not incentive compensation. Under the Ware Retention Agreement, Mr. Ware was granted an aggregate retention award of $600,000, payable in cash. $300,000 of the retention award was paid on October 7, 2020 with the remainder to be paid out if Mr. Ware remains employed with the Company on April 7, 2022.

Executive Agreements

Hawkins Severance Agreement

On May 1, 2018, in connection with his promotion to CEO, Mr. Hawkins and the Company entered into a severance agreement. For a description of Mr. Hawkins’ severance agreement, see—Potential Payments upon Termination or Change of Control—Hawkins Severance Agreement.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Approval Date	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)(1)	Maximum (#)
Darren D. Hawkins
Stock Award(2)	2/28/20	2/28/20	—	—	—	—	—	—	475,000	1,007,000
2020 STIP	N/A	N/A	850,000	1,700,000	3,400,000	—	—	—	—	—
Daniel L. Olivier
2020 STIP(3)	N/A	N/A	91,831	183,667	367,334	—	—	—	—	—
Thomas J. O’Connor
Stock Award(2)	2/28/20	2/28/20	—	—	—	—	—	—	200,000	424,000
2020 STIP	N/A	N/A	317,500	635,000	1,270,000	—	—	—	—	—
Jason T. Ringgenberg
Stock Award(2)	2/28/20	2/28/20	—	—	—	—	—	—	140,000	296,800
2020 STIP	N/A	N/A	212,500	425,000	850,000	—	—	—	—	—
Scott D. Ware
Stock Award(2)	2/28/20	2/28/20	—	—	—	—	—	—	185,000	392,200
2020 STIP	N/A	N/A	300,000	600,000	1,200,000	—	—	—	—	—
Jamie G. Pierson
Stock Award(2)	2/28/20	2/28/20	—	—	—	—	—	—	370,000	784,400
2020 STIP	N/A	N/A	647,500	1,295,000	2,590,000	—	—	—	—	—

(1)	The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718.
(2)

Amounts represent time-vesting restricted common stock granted under the 2019 Plan pursuant to the 2020 LTIP. These awards vest in four equal installments with one-quarter vesting immediately and the remainder vesting ratably thereafter on each of the first, second and third anniversaries of the grant date.

(3)

The Threshold, Target and Maximum amounts as presented in the table are prorated to reflect that Mr. Olivier served as Vice President, Financial Planning and Analysis for approximately ten months for which his incentive opportunity was lower than his incentive opportunity related to the two months in 2020 for which he served as Interim CFO.

Outstanding Equity Awards at Fiscal Year-End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2020. Mr. Pierson resigned from his position as Chief Financial Officer, effective October 27, 2020, and he had no outstanding stock awards as of December 31, 2020.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darren D. Hawkins
Restricted Stock	370,728	1,642,325	—	—
Daniel L. Olivier
Restricted Stock	1,564	6,929	—	—
Thomas J. O’Connor
Restricted Stock	155,791	690,154	—	—
Jason T. Ringgenberg
Restricted Stock	108,880	482,338	—	—
Scott D. Ware
Restricted Stock	143,673	636,471	—	—

(1)

For Mr. Hawkins, represents (i) 356,250 shares of restricted Common Stock granted on February 28, 2020, which vested or vest in three equal installments on February 28, 2021, February 28, 2022 and February 28, 2023, and (ii) 14,478 shares of restricted Common Stock granted on February 13, 2018, which vested on February 13, 2021.

For Mr. Olivier, represents shares of restricted Common stock granted on February 13, 2018, which vested on February 13, 2021.

For Mr. O’Connor, represents (i) 150,000 shares of restricted Common Stock granted on February 28, 2020, which vested or vest in three equal installments on February 28, 2021, February 28, 2022 and February 28, 2023, and (ii) 5,791 shares of restricted Common Stock granted on February 13, 2018, which vested on February 13, 2021.

For Mr. Ringgenberg, represents (i) 105,000 shares of restricted Common Stock granted on February 28, 2020, which vested or vest in three equal installments on February 28, 2021, February 28, 2022 and February 28, 2023, and (ii) 3,880 shares of restricted Common Stock granted on February 13, 2018, which vested on February 13, 2021.

For Mr. Ware, represents (i) 138,750 shares of restricted Common Stock granted on February 28, 2020, which vested or vest in three equal installments on February 28, 2021, February 28, 2022 and February 28, 2023, and (ii) 4,923 shares of restricted Common Stock granted on February 13, 2018, which vested on February 13, 2021.

(2)	The market value of unvested restricted stock awards was calculated based on the per share closing price of our Common Stock of $4.43 on December 31, 2020 (the last business day of 2020).

Stock Vested

The following table displays amounts received through restricted stock vesting during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Darren D. Hawkins	191,057	(2)	$397,602
Daniel L. Olivier	6,113	(3)	$14,339
Jamie G. Pierson	223,879	(4)	$747,892
Thomas J. O’Connor	67,925	(5)	$148,165
Jason T. Ringgenberg	51,940	(6)	$113,889
Scott D. Ware	66,340	(7)	$145,151

(1)	Values are based on the closing price of our Common Stock on the vesting date.
(2)

For Mr. Hawkins, includes vesting of (i) 118,750 shares of restricted Common Stock granted on February 28, 2020, (ii) 38,914 shares of restricted Common Stock granted on April 30, 2018, (iii) 14,478 shares of restricted Common Stock granted on February 13, 2018, and (iv) 18,915 shares of restricted Common Stock granted on February 22, 2017.

(3)	For Mr. Olivier, includes vesting of (i) 1,564 shares of restricted Common Stock granted on February 13, 2018, and (ii) 4,549 shares of restricted Common Stock granted on February 22, 2017.
(4)

For Mr. Pierson, includes vesting of (i) 153,829 shares of restricted Common Stock granted on February 28, 2020 and (ii) 70,050 shares of restricted Common Stock granted on December 17, 2019. Of these shares of restricted Common Stock, 61,329 of the shares granted on February 28, 2020 and all 70,050 of the shares granted on December 17, 2019 were accelerated and vested on October 27, 2020 due to the termination of Mr. Pierson’s employment.

(5)

For Mr. O’Connor, includes vesting of (i) 50,000 shares of restricted Common Stock granted on February 28, 2020, (ii) 5,791 shares of restricted Common Stock granted on February 13, 2018, and (iii) 12,134 shares of restricted Common Stock granted on February 22, 2017.

(6)

For Mr. Ringgenberg, includes vesting of (i) 35,000 shares of restricted Common Stock granted on February 28, 2020, (ii) 3,880 shares of restricted Common Stock granted on February 13, 2018, (iii) 7,974 shares of restricted Common Stock granted on March 24, 2017, and (iv) 5,086 shares of restricted Common Stock granted on February 22, 2017.

(7)

For Mr. Ware, includes vesting of (i) 46,250 shares of restricted Common Stock granted on February 28, 2020, (ii) 4,922 shares of restricted Common Stock granted on February 13, 2018, and (iv) 15,168 shares of restricted Common Stock granted on February 22, 2017.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2020.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Darren D. Hawkins	Yellow Corporation Pension Plan	18	283,000	—
Thomas J. O’Connor	Roadway LLC Pension Plan	23	827,000	—
	SEPP	25	443,000	—
	Transfer SRP	25	136,000	—

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.

(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:
(a)	a FASB ASC Topic 715 discount rate of 2.81%;
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension Plan;
(c)	the PRI-2012 combined table, using a custom MP-2020 scale, was used as the post-retirement mortality table and no table was used for pre-retirement mortality; and
(d)	a discount percentage of 2.81% was used to calculate the lump sum distribution.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a legacy noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation and service earned before July 1, 2008. Participants are vested after five years of service. Pension benefits may be paid in a lump sum beginning at age 65 or upon termination for any participant.

Mr. Hawkins will be entitled to an annual pension benefit (single life annuity) at age 65 of $16,953, or at that time he would alternatively be eligible to take a lump sum distribution or other optional form of annuity. If a participant is age 55 to 65 and has 11 or more years of vesting service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60, and 90% at age 64.

Roadway LLC Pension Plan

The Roadway LLC Pension Plan is a legacy noncontributory defined benefit plan in which certain employees of Roadway were participants prior to the 2003 acquisition of Roadway by Yellow. Mr. O’Connor is the only NEO with accrued benefits under the plan based upon his years of service with Roadway and compensation prior to July 1, 2008. The plan was frozen to new participants on December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Participants were vested after five years of service. Pension benefits may be paid in a lump sum beginning at age 65 or upon termination for any participant.

Mr. O’Connor will be entitled to an annual pension benefit (single life annuity) at age 65 of $62,479, or at that time he would alternatively be eligible to take a lump sum distribution or other optional form of annuity. If a participant is age 55 to 65 and has 10 or more years of vesting service, he or she is eligible for early retirement subject to a reduction in his or her benefit. For example, the accrued benefit is reduced to 55% of the age 65 benefit if paid at age 55, 85% at age 60, and 97% at age 64. Alternatively, if a participant who is classified as an exempt employee is at least age 50 and his or her age plus vesting service equals or exceeds 75 (rule of 75), he or she is eligible for early retirement subject to reduction in his or her benefit under an alternative formula if it results in a smaller reduction. For example, the accrued benefit is reduced to 80% of the age 65 benefit if age plus vesting service equals or exceeds 75 but is less than 80, and the accrued benefit is reduced to 90% if age plus vesting service equals or exceeds 85 but is less than 90.

Supplemental Retirement Plans

We adopted supplemental retirement plans to provide for the payment of benefits to certain plan participants who would have lost benefits as a result of Tax Code provisions limiting the benefits payable or the compensation taken into account in computing applicable benefits.

Supplemental Executive Pension Plan (SEPP). We maintain a Supplemental Executive Pension Plan for certain executives, including Mr. O’Connor. The SEPP is intended to be a benefit restoration plan that provides nonqualified deferred benefits to executives whose qualified benefits were limited by the Tax Code.

Benefits under the SEPP are paid in a lump sum payment or in the form of an annuity following the earliest to occur of the following:

•	the executive’s death; or

•	the later of:

(A)	the executive attaining the executive’s Earliest Retirement Date (as defined in the Yellow Corporation Pension Plan); or

(B)	the earlier of:

(1)	the executive’s termination of employment; or

(2)	a specified payment date elected by the executive.

Notwithstanding the above, if the present value of the executive’s SEPP benefit amount is less than or equal to $15,000, the benefit is payable only as a single lump sum. In addition, if a Change of Control (as defined in the SEPP) occurs, the present value of the executive’s SEPP benefit amount will be actuarially reduced and paid in a lump sum within 30 days following the Change of Control. Benefits are payable under the SEPP if an executive’s benefit under the Yellow Corporation Pension Plan has been limited under Tax Code Sections 401(a)(17) (with respect to annual compensation) and 415 (with respect to benefits). Effective July 1, 2008, benefit accruals under the SEPP were frozen. Payments based on a termination of employment under any of the foregoing plans are paid six months following the termination of employment.

Transferred Executives’ Supplemental Retirement Plan (Transfer SRP). Certain executives transferred from our subsidiaries that provided retirement benefits through a combination of qualified defined benefit and defined contribution plans to subsidiaries that provided retirement benefits solely through qualified defined contribution plans. For these transferred executives, we adopted the Transfer SRP, which was intended to restore benefits the transferred executives would not receive under the qualified defined benefit plans as a result of their transfers. Benefit vesting under the Transfer SRP is determined by the vesting provisions of the underlying defined benefit plan in which the transferred executive previously participated. Benefits under the Transfer SRP are paid in a lump sum to the executives following their death, retirement, termination of employment, or in accordance with an executive’s specified date election. Benefit accruals under the Transfer SRP were frozen effective July 1, 2008.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this proxy statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2020.

Hawkins Severance Agreement

For purposes of the Hawkins severance agreement, entered into on May 1, 2018, cause means:

•	willful misconduct or gross negligence in the performance of the executive’s duties to the Company;

•

the executive’s continued refusal to substantially perform his material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company;

•	the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property; or

•

material breach of the executive’s severance agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within 10 days of notice from the Company.

For purposes of the Hawkins severance agreement, good reason to resign exists if, within 30 days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	a reduction in base salary or target bonus;

•

material diminution in titles, duties, or responsibilities or the assignment of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the executive in an enterprise of comparable size and structure;

•	the assignment of duties to the executive that are materially inconsistent with the executive’s position with the Company;

•	a required relocation of the executive’s primary office location of more than 50 miles; or

•	material breach of our obligations under the severance agreement or other material agreement with the executive.

If we terminate Mr. Hawkins’ employment for cause, if he resigns without good reason, or upon his death or disability, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement, or other arrangement in which he participates.

If we terminate the employment of Mr. Hawkins without cause or if he terminates his employment for good reason, he will be entitled to continued payment of his annual base salary for 24 months, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a qualified termination within 12 months of a change of control, Mr. Hawkins will be entitled to (i) a lump sum payment equal to twice the sum of his then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months, and (iii) vesting of outstanding equity awards, with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options). Mr. Hawkins will be entitled to participate in the Company’s annual incentive plan and various health and other benefit plans available to senior executives while he remains employed by the Company.

For a period of 12 months following any termination, Mr. Hawkins has agreed (i) not to compete with us and (ii) not to solicit our customers or employees and not to interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Hawkins if he breaches any of these restrictive covenants.

Pierson Severance Agreement

On November 3, 2020, in connection with his resignation, Mr. Pierson and the Company entered into a severance agreement consistent with the Company’s Board-approved Severance Policy, pursuant to which Mr. Pierson received a lump sum which included his salary for eighteen (18) months, plus an additional severance payment of $550,000, plus $120,000 for placement services. In addition, Mr. Pierson received 131,379 shares of time-vested restricted shares he was previously granted that were scheduled to vest in December 2020 and February 2021 based on a proration calculation from the date of grant through the date of separation as provided under his current equity agreements.

Executive Separation Policy

The Compensation Committee may provide severance and change of control compensation under the Severance Policy. See Compensation Discussion and Analysis—Severance Policy and Other Termination-of-Employment Benefits.

Equity Award Agreements

Restricted Stock Award Agreement

All restricted stock grants to our NEOs in 2015 or 2016 were made pursuant to the form of restricted stock award agreement (Previous RSA Agreement) adopted by the Compensation Committee on March 9, 2015. On February 22, 2017, the Compensation Committee approved an updated form of restricted stock award agreement (2017 RSA Agreement) to reflect a three-year cliff vesting, rather than vesting over three years in equal tranches as is the case with the Previous RSA Agreements. Other than the change to the vesting terms, the terms of the 2017 RSA Agreement are the same as those set forth in the Previous RSA Agreement. All restricted stock grants to the NEOs in 2017 were made pursuant to the 2017 RSA Agreement. On February 13, 2018, the Compensation Committee approved to resume the use of the Previous RSA Agreement, and provides for the award of restricted stock to vest ratably as set forth in the terms of each award. All restricted stock grants to the NEOs in 2020 were made pursuant to such form of award agreement.

These restricted stock award agreements provide that if the NEO’s employment terminated prior to vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated by the Company in a Qualifying Termination (as defined below for the purposes of this section), an additional number of shares of restricted Common Stock will vest equal to the number of shares of restricted Common Stock that would have vested on the next regularly scheduled vesting following such termination date had the executive’s employment continued until such time, multiplied by a fraction, the numerator of which is the number of days since the most recent prior vesting date that has elapsed prior to such termination, and the denominator of which is 365. Qualifying Termination is defined in the restricted stock agreement as a termination of the executive’s employment by the Company without cause or a termination of the executive’s service by the executive for good reason. Cause is defined in the restricted stock agreement as (i) the executive’s willful misconduct or gross negligence in the performance of his or her duties to the Company, (ii) the executive’s continued refusal to substantially perform his or her material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company, (iii) the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, (iv) the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property, or (v) material breach of the restricted stock agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten days of notice from the Company. Good reason is defined in the restricted stock agreement as the occurrence of any of the following events: (i) reduction in the executive’s base salary or target bonus, (ii) any material diminution in the executive’s titles, duties, or responsibilities or the assignment to him or her of duties or responsibilities that materially impairs his or her ability to perform the duties or responsibilities then assigned or normally assigned to someone in his or her role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the executive that are materially inconsistent with his or her position with the Company, or (iv) a material breach of the restricted stock agreement or any other material, written agreement with the executive.

If the executive’s employment is terminated for any reason other than death, disability, or in a Qualifying Termination, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, if the executive’s employment is terminated by the Company in a Qualifying Termination within twelve months following such change of control, all unvested restricted Common Stock will immediately vest. Change of control is defined in the restricted stock agreements as:

•

any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company that does not constitute a change in control thereunder;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•

a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation, except that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders in substantially the same proportions as their ownership of Common Stock of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a change in control of the Company; or

•

a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

The following table estimates the value of payments and benefits that would become payable or accrue to our NEOs, other than Mr. Pierson, as of December 31, 2020 under the scenarios described below, in each case based on the assumptions described in the footnotes to the table. Mr. Pierson entered into a severance agreement with the Company on November 3, 2020 in respect to his resignation on October 27, 2020. The payments to Mr. Pierson pursuant to such severance agreement are reflected in the table below.

		Type of Payment(1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)		Other Payments ($)		Total Payments ($)
Darren D. Hawkins	Termination upon Qualifying Termination	1,700,000	(5)	499,051	(8)	40,753	(4)	2,239,804
	Termination upon Death or Disability	—		1,642,325	(9)	—		1,642,325
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—
	Change of Control with Qualifying Termination	1,700,000	(6)	1,642,325	(9)	40,753	(4)	3,383,078

Daniel L. Olivier	Termination without Cause	600,000	(7)	6,112	(10)	—		606,112
	Resignation for Good Reason	—		6,112	(10)	—		6,112
	Termination upon Death or Disability	—		6,929	(9)	—		6,929
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—
	Change of Control with Termination without Cause	600,000	(7)	6,929	(9)	—		606,929
	Change of Control with Resignation for Good Reason	—		6,929	(9)	—		6,929

Jamie G. Pierson	Termination without Cause	1,675,000		582,009		120,000	(12)	2,377,009

Thomas J. O’Connor	Termination without Cause	952,500	(7)	208,935	(11)	—		1,161,435
	Resignation for Good Reason	—		208,935	(11)	—		208,935
	Termination upon Death or Disability	—		690,154	(9)	—		690,154
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—
	Change of Control with Termination without Cause	952,500	(7)	690,154	(9)	—		1,642,654
	Change of Control with Resignation for Good Reason	—		690,154	(9)	—		690,154

Jason T. Ringgenberg	Termination without Cause	637,500	(7)	145,575	(11)	—		783,075
	Resignation for Good Reason	—		145,575	(11)	—		145,575
	Termination upon Death or Disability	—		482,338	(9)	—		482,338
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—
	Change of Control with Termination without Cause	637,500	(7)	482,338	(9)	—		1,089,838
	Change of Control with Resignation for Good Reason	—		482,338	(9)	—		482,338
						—		—

Scott D. Ware	Termination without Cause	900,000	(7)	199,990	(11)	47,080	(13)	1,147,070
	Resignation for Good Reason	—		199,990	(11)	47,080	(13)	247,070
	Termination upon Death or Disability	—		636,471	(9)	47,080	(13)	683,551
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—
	Change of Control with Termination without Cause	900,000	(7)	636,471	(9)	47,080	(13)	1,583,551
	Change of Control with Resignation for Good Reason	—		636,471	(9)	47,080	(13)	683,551

(1)

Excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.

(2)

The value of the post-termination compensation included in the Cash Severance column for Messrs. Olivier, Pierson, O’Connor, Ringgenberg, and Ware are contemplated by the Severance Policy. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion.

(3)

The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The payment was calculated based upon the $4.43 closing price of our Common Stock on December 31, 2020 (the last business day of 2020).

(4)	Pursuant to his severance agreement, Mr. Hawkins is entitled to reimbursement of up to 18 months of COBRA premiums paid by him.
(5)	This amount represents post-termination compensation of an amount equal to 200% of annual base salary, payable in 24 monthly installments pursuant to Mr. Hawkins’ severance agreement.
(6)

This amount represents payment of an amount equal to 2.0 multiplied by the sum of Mr. Hawkins’ then-current rate of base salary plus Mr. Hawkins’ target bonus under the annual incentive plan for the year of termination.

(7)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to the Severance Policy.
(8)

This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from April 13, 2020 through December 31, 2020) of restricted stock granted in February 2018 plus (b) the pro-rata number of shares (from February 28, 2020 to December 31, 2020) of restricted stock granted in February 2020. This amount does not include any shares granted prior to 2018 and does not include any performance-based restricted stock units granted in 2019 that were forfeited on December 31, 2020.

(9)

This amount represents the acceleration of vesting of all shares of restricted stock outstanding as of December 31, 2020 and does not include any performance-based restricted stock units that were forfeited on December 31, 2020.

(10)

This amount represents the acceleration of vesting of the pro-rata number of shares (from February 13, 2020 through December 31, 2020) of restricted stock granted in 2018. This amount does not include any shares granted prior to 2018 and does not include any performance-based restricted stock units granted in 2019 that were forfeited on December 31, 2020.

(11)

This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from February 13, 2020 through December 31, 2020) of restricted stock granted in February 2018 plus (b) the pro-rata number of shares (from February 28, 2020 to December 31, 2020) of restricted stock granted in February 2020. This amount does not include any shares granted prior to 2018 and does not include any performance-based restricted stock units granted in 2019 that were forfeited on December 31, 2020.

(12)	Reflects a lump sum payment for placement services. See Executive Agreements—Pierson Severance Agreement.
(13)	This amount represents a pro-rated portion of the second tranche of the retention award under the Ware Retention Agreement. The retention award was not incentive compensation.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 on our compensation plans under which equity securities are authorized for issuance. The table does not reflect issuances made during 2021.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price per share of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	583,238	(1)	—	(2)	2,754,127	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	583,238		—		2,754,127

(1)	Represents 583,238 shares issuable upon settlement of RSUs.
(2)	Does not take into account shares issuable upon settlement of RSUs, which have no exercise price.
(3)	Represents 2,754,127 shares available for issuance under our 2019 Plan.

CEO Pay Ratio

We are required by SEC rules to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

In 2020, we determined our median employee based on the Medicare taxable wages (annualized in the case of full- and part-time employees who joined or left the Company during 2020) of each of our approximately 30,000 employees as of November 1, 2019 (excluding Mr. Hawkins, our CEO). Despite the COVID-19 pandemic, there were no meaningful changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, nor were there any meaningful changes in the individual circumstances of the 2020 median employee. Therefore, we used the same median employee for 2021 as we did for 2020.

The annual total compensation of our median employee for 2020 was $90,009 (Median Compensation). The Median Compensation includes $62,425 in regular wages, overtime and payments for holidays, vacation days and other similar days off for which the employee was entitled to compensation. In addition, we paid $22,043 in health and welfare benefits on behalf of our median employee. Finally, the Median Compensation includes $5,541 in 2020 pension contributions. After significant effort, we could not ascertain a reasonable estimate of the value of the change in the value of the account of the multi-employer pension fund in which the median employee participates with the information available to us, and we determined that the Company’s 2020 contribution on behalf of the median employee was a reasonable and meaningful alternative.

For the year ended December 31, 2020, the total compensation for our CEO, Mr. Hawkins, was $2,851,996 as reported in the “Total” column of the Summary Compensation Table above. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees was approximately 31.7:1.

Audit & Ethics Committee Report

The Audit & Ethics Committee (Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the NASDAQ Listing Rules), met 15 times in 2020 and operates under a written charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com. As provided in the Committee’s charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020 with management, including a discussion of the quality and acceptability of our financial reporting as of and for the year ended December 31, 2020 and the effectiveness of our system of internal controls as of December 31, 2020.

The Committee reviewed with the independent registered public accounting firm, KPMG, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Committee has discussed with KPMG its independence from the Company and its management, including the written disclosures and the letter from KPMG required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by KPMG of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, KPMG, Company management and the Company’s general counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Committee also reappointed KPMG as our independent registered public accounting firm for our 2021 fiscal year. KPMG has served as our independent registered public accounting firm since 2002.

Douglas A. Carty, Chair

James E. Hoffman

Shaunna D. Jones

Audit and Audit-Related Fees

The following fees were paid to KPMG for 2020 and 2019:

	2020	2019
Audit fees(1)	$2,473,000	$2,831,950
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$2,473,000	$2,831,950

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chair of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any approval by the Chair of the Audit & Ethics Committee must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit and other services and fees for 2020. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Certain Relationships and Related Transactions

Related Party Transaction Policies and Procedures

Our Board has adopted a written Related Party Transaction Policy. Our Related Party Transaction Policy requires that a Related Party (as defined in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest; or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to our Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of our Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly-scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, our Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any vote on a Related Party Transaction in which they have an interest.

Related Party Transactions

Other than as described in this paragraph, since January 1, 2019, the Company did not have any transactions to which it has been a participant that involved amounts that exceeded $120,000 and in which any of the Company’s directors, executive officers, or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. We are deemed a related party under the applicable accounting standards with the United Stated federal government as a result of entering into the credit agreements with the UST and the associated issuance of our Common Stock to the UST. In the ordinary course of business, the Company has continued to regularly transact with various authorities associated with the United States federal government and to also operate in an industry subject to various U.S. government regulations. These transactions and regulatory oversight relationships include the Company providing a full range of transportation services to various U.S. government entities and the Company being subject to certain applicable U.S. government regulations such as those of the U.S. Departments of Transportation and Homeland Security, as examples.

Proposal 2:

Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for fiscal year 2021. KPMG has confirmed to the Audit & Ethics Committee that they are independent accountants with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG are expected to be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2021, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 3:

Advisory Proposal On Named Executive Officer Compensation

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement. As selected by our Stockholders at the 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs is held annually.

Executive compensation is an important issue for our Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted a market-based executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high-caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of our Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person (by means of remote communication) or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4:

Approval of Employee Stock Purchase Plan

The Yellow Corporation Employee Stock Purchase Plan (the “2020 ESPP”), was adopted by the Board on November October 20, 2020.

We are asking stockholders to approve the 2020 ESPP. Under the 2020 ESPP, the Company reserves 3,000,000 shares for issuance to eligible employees. The 2020 ESPP will expire on December 1, 2030.

The 2020 ESPP is intended to encourage share ownership by all eligible employees of the Company so that they may share in the ownership and economic progress of the Company and it is designed to encourage employees to remain in the employ of the Company. The Compensation Committee subsequently determined that any employees of the Company with a salary of $150,000 or greater, as of the first day of the offer period, are excluded from eligibility under the 2020 ESPP. The 2020 ESPP is intended to qualify as an “employee stock purchase plan” as defined under Section 423 of the Code.

As of the Record Date, there are approximately 507 participants in the 2020 ESPP. If Proposal 4 is not approved by the Stockholders, these participants will receive all amounts withheld for purposes of participation in the 2020 ESPP.

The material terms of the 2020 ESPP are summarized below. This summary of the 2020 ESPP is not intended to be a complete description of the 2020 ESPP and is qualified in its entirety by the actual text of the 2020 ESPP, which is attached as Annex A to this proxy statement. Capitalized terms that are used in this section but are not otherwise defined in this proxy statement have the meanings given to such terms in the 2020 ESPP.

Material Features of the 2020 ESPP

Plan Administration. The 2020 ESPP is administered by the Board, or a committee designated by the Board to administer the 2020 ESPP (the “Committee”) and will be overseen by the Board or the Board’s Compensation Committee. The Committee has the authority to interpret and construe the 2020 ESPP and any option granted under it, and such interpretation or construction will be final. The Committee may adopt rules and regulations it deems appropriate for administering the 2020 ESPP so long as any such rules and regulations are not inconsistent with the provisions of the 2020 ESPP or the Code.

Shares Subject to the 2020 ESPP. The shares subject to the options under the 2020 ESPP will be the Company’s shares of common stock, par value $0.01 per share, and may be either newly issued shares, existing treasury shares or new purchases in the open market. Subject to adjustment, the aggregate number of shares which may be issued pursuant to the 2020 ESPP is 3,000,000.

Eligibility and Participation. All employees of the Company or any of its designated subsidiaries whose customary employment is more than 20 hours per week and who will, on the start date of an Option Period, have at least ninety days of continuous service, are eligible to receive options under the 2020 ESPP. An employee may not participate in the plan if the employee immediately after the end of an Option Period would be deemed to possess 5% or more of the total combined voting power or value of all classes of shares of the Company or any Designated Subsidiary. In no event may an employee be granted an option if such employee would, immediately after the end of the Option Period, own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any parent corporation or subsidiary corporation. The Committee may also exclude from participation any employee who, at the time of the commencement of the Option Period, is a highly compensated employee or is an officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act if such exclusion is applied in an identical manner to all such highly compensated employees or offices of the Company and Designated Subsidiaries.

Offering Periods. The 2020 ESPP provides for offering periods (each, and “Option Period”) of six months commencing on June 1 and December 1 of each calendar year (or the next business day if such date is not a business day), unless the Committee determines otherwise before the beginning of an Option Period. Notwithstanding the foregoing, the first Option Period began on December 1, 2020 and will end May 31, 2021 and the second Option Period will begin on June 1, 2021 and end December 1, 2021. The Exercise Date will mean the last trading day of each Option Period, unless the Option Period ends prior to the Company obtaining stockholder approval, in which case the Exercise Date to such Option Period will be delayed and occurring on the last trading day of the week during which such approval is obtained. On such Exercise Date, the amount in a Participant’s account will be charged with the aggregate option price of the largest number of whole shares of Stock that can be purchased with such amount. Unless and until otherwise determined by the Committee, the exercise date will be the last trading date occurring within each offering period. Unless otherwise specified by the 2020 ESPP, no employee will be granted an option if, immediately after the grant, such Employee’s right to purchase shares under all employee stock purchase plans of the Company and any subsidiary of the Company would accrue at a rate per Option Period which exceeds the lesser of: $12,500 or an amount equal to 10% of the Employee’s annualized base salary in effect at the start of such Option Period of the fair market value of such Shares. However, for any calendar year in which options would be outstanding an Employee’s right to purchase shares under all employee stock purchase plans may not accrue at a rate which exceeds $25,000 in the aggregate. Only 750,000 Shares of Stock may be purchased under the 2020 ESPP per Option Period. The maximum number of shares of Stock that may be purchased by each Participant in any Option Period shall be 250 shares.

Grant of Options. On the first trading day of each offering period, the Company will grant to each Participant in the 2020 ESPP an option to purchase shares, provided, however that an Employee’s right to purchase shares under all employee plans of the Company and any subsidiary of the Company may not accrue at a rate which exceeds $25,000 in the aggregate (as determined at the time such option is granted). However, if the Participant ceases to be eligible for any reason, the dollar amount and the number of unissued shares in such Participant’s account will be refunded or distributed to the Participant or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution is not possible.

Payroll Deductions. The 2020 ESPP permits Participants to authorize payroll deductions in an amount not less than 1% but not more than 10% of the Participant’s total compensation, including base pay or fixed salary and including an Employee’s portion of salary deferral contributions, but excluding any commissions, bonus, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special payment or any credit or benefit under any employee plan maintained by the Company. Any amount remaining in the Participant’s account after the purchase of Common Stock will be refunded without interest. In the event that there are unused payroll deductions remaining in a Participant’s account at the end of an exercise date or an offering period by reason of the inability to purchase a fractional share, such payroll deductions will be carried forward to the next exercise date or offering period.

Exercise of Options. Amounts deducted and accumulated by the Participant are used to exercise the options granted to the Participant. The Participant will be entitled to exercise the option so granted only to the extent of the Participant’s accumulated payroll deductions on the exercise date. Unless the Committee determines otherwise prior to the beginning of an Option Period, the Option Price per share of the Stock sold to Participants hereunder will be the product of 90% multiplied by the lower of: (i) the Fair Market Value of such share of Stock on the Entry Date of the Option Period; and (ii) the Fair Market Value of such share on the Exercise Date with respect to such Option Period, except, that in no event will the Option Price per share be less than the par value of the Stock.

Withdrawal from Participation. A Participant may withdraw from the 2020 ESPP at any time prior to the close of business on the date immediately preceding the applicable Exercise Date by delivering a withdrawal notice to the Company. Upon withdrawal, the entire amount, if any, in a Participant’s account will be refunded to such participant without interest. An employee who has previously withdrawn may re-enter the 2020 ESPP by meeting the same eligibility criteria as described above. A Participant’s participation in the 2020 ESPP will also cease if the Participant ceases to be an eligible employee or the 2020 ESPP is terminated.

Changes in Capitalization and Similar Changes. In the event that adjustments are made in the number of outstanding shares of Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or an extraordinary cash dividend is paid in respect of the Stock, the Committee will make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments will be made in the sole discretion of the Committee, and its decision will be binding and conclusive. The existence of the 2020 ESPP and any options granted hereunder will not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any subsidiary, any sale or transfer of all or part of the Company’s or a subsidiary’s assets or business or any other corporate act or proceeding. The Board may at any time terminate an Option Period then in progress and provide, in its discretion, that Participants’ then outstanding account balances will be used to purchase shares in accordance with the 2020 ESPP’s terms or the outstanding balances will be returned to the applicable Participants.

Term of the 2020 ESPP. Unless sooner terminated, the 2020 ESPP will terminate on December 1, 2030. The 2020 ESPP may be terminated at any time by the Board or the Committee. Upon such termination, the balance, if any, in each Participant’s account will be refunded to the Participant, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund may not be possible. The Board or the Committee may at any time, or from time to time, amend the 2020 ESPP in any respect, except that, without approval of the stockholders, no amendment may (a) increase the aggregate number of shares reserved under the 2020 ESPP, (b) materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the 2020 ESPP. The 2020 ESPP may not be amended in any way that will cause rights issued under the 2020 ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 423 of the Code, or any other applicable law or regulation, the Company will obtain stockholder approval of any such amendment.

Federal Income Tax Consequences. The following is a general summary of the federal income tax consequences to the Company and to U.S. taxpayers of options purchased under the 2020 ESPP. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

The amounts deducted from a Participant’s pay under the 2020 ESPP are included in his or her compensation that is subject to federal income taxes, and the Company will withhold taxes on these amounts. Generally, a Participant will not recognize any taxable income (1) when options are granted pursuant to the 2020 ESPP, (2) when the shares of our common stock are purchased under the 2020 ESPP or (3) at the beginning or end of any offering period.

If the Participant transfers shares of the Company’s common stock received upon the exercise of an option within a period of two years from the beginning of an offering period or one year from the date of receipt of the shares of the Company’s common stock (the “Holding Period”), then, in general, the Participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the Fair Market Value at the end of the offering period over the exercise price. The Participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (is less than) the Participant’s tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any.

If the Participant transfers the shares of the Company’s common stock after the expiration of the holding period, he or she will generally have taxable ordinary income in the year in which the transfer occurs in an amount equal to the lesser of  (a) any excess of the Fair Market Value at the beginning of the offering period over the exercise price on that same date, and (b) any excess of the Fair Market Value on the date on which the transfer occurs over the amount paid for the shares of our common stock. The Participant will recognize capital gain (or loss) equal to the difference between the Fair Market Value on the date of such transfer and the Participant’s tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of such transfer.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction for any ordinary income recognized by a Participant in respect of options granted pursuant to the 2020 ESPP. The Participant must remit to the Company an amount sufficient to satisfy all federal (including social security), state, and local withholding taxes incurred in connection with any recognition of ordinary income under the 2020 ESPP.

New Plan Benefits

Because the number of shares that may be purchased under the 2020 ESPP will depend on each employee’s voluntary election to participate and on the fair value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

Annex A – Yellow Corporation 2020 Employee Stock Purchase Plan

YELLOW CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

Article I

Purpose and Scope of the Plan

1.1    Purpose. This Yellow Corporation 2020 Employee Stock Purchase Plan is intended to encourage participation in the ownership and economic progress of the Company by employees of the Designated Subsidiaries. In addition, the Plan authorizes the grant of purchase rights and issuance of Stock pursuant to sub-plans adopted by the Committee.

1.2    Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

“Affiliate” shall mean any entity in which the Company has more than 50% direct or indirect ownership.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

“Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

“Company” shall mean Yellow Corporation and its successors by operation of law.

“Compensation” shall mean the fixed salary or base hourly wage paid by the Company or a Designated Subsidiary to an Employee as reported by the Company to the United States government (or other applicable government) for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any commissions, bonus, fees, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special payment or any credit or benefit under any employee plan maintained by the Company.

“Continuous Service” shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Company or a Designated Subsidiary), that an Employee has been employed by the Company or a Designated Subsidiary (or any combination of the foregoing) immediately preceding an Option Period. Such period of time shall include any approved leave of absence.

“Designated Subsidiary” shall mean any Affiliate of the Company that has been designated by the Committee to participate in the Plan.

“Employee” shall mean any individual classified by the Company or a Designated Subsidiary on its payroll records as an employee of the Company or a Designated Subsidiary who customarily works for the Company or Designated Subsidiary, as the case may be, for a minimum of twenty (20) hours per week. For the avoidance of doubt, “Employee” shall not include non-employee directors and independent contractors, each of which are ineligible to participate in the Plan. Notwithstanding any provision of the Plan to the contrary, any individual who is not classified by the Company or Designated Subsidiary on its payroll records as an employee (including, but not limited to, an individual classified by the Company or Designated Subsidiary as an independent contractor or a non-employee consultant, an individual who is performing services for the Company or Designated Subsidiary through a leasing or employment agency, or an employee of an entity other than the Company or Designated Subsidiary) shall not be eligible to participate in the Plan, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In addition, to the extent required by applicable law, employees who are represented by a Works Council, shall only be eligible to participate to the extent authorized or permitted by such representative.

“Entry Date” shall mean the first Trading Day of each Option Period.

“Exercise Date” shall mean the last Trading Day of each Option Period; provided, however, that if an Option Period ends prior to the Company obtaining shareholder approval of the Plan in accordance with Section 423 of the Code, the Exercise Date with respect to such Option Period shall be delayed and occur on the last Trading Day of the week during which such approval is obtained. If Company shareholders fail to approve the Plan, the Plan will terminate immediately and each Participant’s Plan Account will be refunded to the Participant without interest.

“Fair Market Value” of a share of Stock means the fair market value of such Stock determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

“Option Period” shall mean such duration (not to exceed twenty-seven (27) months) as shall be determined by the Committee prior to the beginning of such Option Period. Unless the Committee determines otherwise before the beginning of the Option Period, Option Periods shall commence at six (6)-month intervals on each June 1 and December 1 (or the next business day, if such date is not a business day) over the term of the Plan, and each Option Period shall last for six (6) months, ending on May 31 or November 30, as applicable (or the next business day, if such date is not a business day). Accordingly, unless the Committee determines otherwise, two separate Option Periods shall commence in each calendar year during which the Plan remains in existence. Notwithstanding the foregoing, (i) the initial Option Period shall not commence until the date first specifically authorized by the Committee, subject to the Company’s prior registration of the Stock on Form S-8, (ii) the first Option Period will begin on December 1, 2020 and end on May 31, 2021, and (iii) the second Option Period will begin on June 1, 2021 and end on December 1, 2021.

“Option Price” shall mean the purchase price of a share of Stock hereunder as provided in Section 3.1 hereof.

“Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

“Plan” shall mean the Company’s 2020 Employee Stock Purchase Plan, as the same may be amended from time to time.

“Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

“Plan Manager” shall mean any Employee appointed pursuant to Section 1.3 hereof.

“Stock” means shares of the common stock, par value $0.01 per share, of the Company.

“Trading Day” means a day on which the Nasdaq Stock Market LLC is open for trading.

1.3    Administration of Plan. Subject to oversight by the Board of Directors or the Board’s Compensation Committee, the Committee shall have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. Its interpretations and decisions in respect of the Plan shall, subject to the aforesaid, be final and conclusive. The Committee shall have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time.

1.4    Effective Date of Plan. The Plan shall become effective on the date established for that purpose by the Committee, if, prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company, (ii) the Company has registered the Stock on a Form S-8, and (iii) has been approved by an affirmative vote of a majority of the shares of the Company’s Stock present, in person or by proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided, however, that such stockholder approval occurs on a date no later than twelve (12) months following the date the Plan is so adopted.

1.5    Termination of Plan. The Plan shall continue in effect through and including December 1, 2030, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to such Participant, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

Article II

Participation

2.1    Eligibility. Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee who, on the start date of an Option Period, will have at least ninety (90) days of Continuous Service may become a Participant by completing the enrollment procedures prescribed by, or on behalf of, the Committee or the Plan Manager, as revised from time to time. No Employee may participate in the Plan if such Employee, immediately after the end of an Option Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. The Committee may, prior to the commencement of an Option Period, exclude from participation any Employee who, at the time of the commencement of the Option Period, is a highly compensated employee (within the meaning of Section 414(q) of the Code) or is an officer of the Company subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; provided that such exclusion is applied in an identical manner to all such highly compensated employees or officers of the Company and each Designated Subsidiary whose employees are Participants under the Plan.

2.2    Payroll Deductions. Payment for shares of Stock purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as at least one percent and shall be at least one percent (1.0%) but not more than ten percent (10%). A Participant may not increase the deduction during an Option Period; provided that no more than once per Option Period, a Participant may decrease the deduction. Notwithstanding the foregoing, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with the Company prior to the date on which such Option Period commences. Any amount remaining in a Participant’s Account after the purchase of Stock shall be refunded without interest; provided that any amounts remaining in a Participant’s Account that were insufficient to acquire a full share of Stock shall be carried forward to the next Option Period, unless the Participant has withdrawn from the Plan prior to the commencement of such Option Period. Any Participant who discontinues payroll deductions during an Option

Period may again become a Participant for a subsequent Option Period upon completion of the enrollment procedures prescribed by, or on behalf of, the Committee or the Plan Manager, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.2 shall be credited to such Participant’s Account. A Participant may not make any additional payments into such Account.

Article III

Purchase of Shares

3.1    Option Price. Unless the Committee determines otherwise prior to the beginning of an Option Period, the Option Price per share of the Stock sold to Participants hereunder shall be the product of ninety percent (90%) multiplied by the lower of: (i) the Fair Market Value of such share of Stock on the Entry Date of the Option Period; and (ii) the Fair Market Value of such share on the Exercise Date with respect to such Option Period; provided, however, that in no event shall the Option Price per share be less than the par value of the Stock.

3.2    Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of whole shares of Stock that can be purchased with such amount. Unless otherwise provided by the Committee, the number of shares of Stock purchased by each Participant on the Exercise Date shall be deposited into an account established in the Participant’s name with the stock brokerage or other financial services firm designated by the Committee. The balance, if any, in such Account shall be carried forward to the next succeeding Option Period; provided that any payroll deductions accumulated in a Participant’s Account that are not applied toward the purchase of shares on an Exercise Date due to limitations imposed by this Plan shall be returned to the Participant.

3.3    Limitations on Purchase.

3.3.1 Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary of the Company would accrue at a rate per Option Period which exceeds the lesser of: (a) twelve thousand five hundred dollars ($12,500) or (b) an amount equal to ten percent (10%) of the Employee’s annualized base salary in effect at the start of such Option Period, in each case, of the Fair Market Value of such shares (determined at the time such option is granted); provided, however, that for any calendar year in which such option would be outstanding at any time, an Employee’s right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any subsidiary of the Company may not accrue at a rate which exceeds twenty-five thousand dollars ($25,000) in the aggregate (as determined at the time such option is granted).

3.3.2 To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant’s payroll deductions may be decreased to zero percent (0%) during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan. Subject to the other limits imposed under this Section 3.3, the maximum number of shares of Stock that may be purchased by each Participant in any Option Period shall be 250 shares.

3.4    Transferability of Rights. Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.

Article IV

Provisions Relation to Stock

4.1    Stock Reserved; Delivery of Stock. A maximum of 3,000,000 shares of Stock may be purchased under the Plan, of which up to 750,000 shares of Stock may be purchased under the Plan per Option Period (in each case, subject to adjustment in accordance with Section 4.2 hereof). Subject to the limitation in the preceding sentence, as determined by the Committee in its sole discretion, any shares of Stock purchased under the Plan may be either newly issued shares, existing treasury shares, or new purchases in the open market.

4.2    Adjustment for Changes in Stock. In the event that adjustments are made in the number of outstanding shares of Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or an extraordinary cash dividend is paid in respect of the Stock, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive. The existence of the Plan and any options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or any subsidiary, any sale or transfer of all or part of the Company’s or a subsidiary’s assets or business or any other corporate act or proceeding. The Board of Directors may at any time terminate an Option Period then in progress and provide, in its discretion, that Participants’ then outstanding Account balances shall be used to purchase shares pursuant to Article III or returned to the applicable Participants.

4.3    Insufficient Shares. If the aggregate funds available for the purchase of Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

4.4    Confirmation. Confirmation of each purchase of Stock hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company. Unless otherwise determined by the Committee, shares of Stock delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one (1) year period following such delivery to the Participant (other than by will or the laws of descent and distribution) and the shares of Stock shall bear an appropriate legend substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions of the Yellow Corporation 2020 Employee Stock Purchase Plan (the “Plan”), including, without limitation, the restriction that the shares may not be assigned, transferred, pledged or otherwise disposed of in any way during the one (1) year period following the date of delivery of such shares. A copy of the Plan is on file at the principal office of Yellow Corporation.”

4.5    Rights as Shareholders. The shares of Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

Article V

Termination of Participation

5.1    Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on the date immediately preceding the applicable Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to such Participant without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

5.2    Termination of Eligibility. If a Participant ceases to be eligible under Section 2.1 hereof for any reason, the dollar amount and the number of unissued shares in such Participant’s Account will be refunded or distributed to the Participant, or in the case of death, the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

Article VI

General Provisions

6.1    Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

6.2    Condition of Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee.

6.3    Withholding of Taxes. Each Participant shall, no later than the date as of which the value of an option under the Plan and/or shares of Stock first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or shares of Stock. The obligations of the Company under the Plan shall be conditioned upon the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any share or shares of Stock issued to the Participant pursuant to the Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the first date of the Option Period or within the one-year period commencing on the day after the Exercise Date, the Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

6.4    Amendment of the Plan. The Board of Directors or the Board’s Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may (a) increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, (b) materially increase the benefits accruing to Participants or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Stock is listed. The Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

6.5    Application of Funds. All funds received by the Company by reason of purchases of Stock hereunder may be used for any corporate purpose.

6.6    Legal Restrictions. The Company shall not be obligated to sell shares of Stock hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.

6.7    Gender. Whenever used herein, use of any gender shall be applicable to all genders.

6.8    Conditions Upon Issuance of Shares.

6.8.1 If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Stock upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Stock hereunder, no option may be exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

6.8.2 If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Stock pursuant to an option is or may be in the circumstances unlawful, contravene the requirements of any stock exchange, or result in the imposition of excise taxes on the Company or any subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Stock or options and the right to exercise any option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any subsidiary.

6.8.3 The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares of Stock purchasable or otherwise receivable by any person under any option as it deems appropriate. The certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

6.9    Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

6.10    Jurisdiction: Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each eligible Employee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each eligible Employee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PLAN OR ANY AGREEMENT, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of an eligible Employee, at the eligible Employee’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

6.11    Unfunded Status of Plan. The Plan shall be an unfunded plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments, provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

6.12    Local Laws and Sub-Plans. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws or procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of Stock certificates, all of which may vary from location to location. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4.1, but unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

6.13    Currency Conversions. The Committee shall have the sole discretion to determine the foreign exchange rate used to convert the Participant’s contributions into U.S. dollars. Such conversion shall take place on or around the date as of which Shares are purchased (and as close to that date as administratively practicable).

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

YELLOW CORPORATION 10990 ROE AVENUE OVERLAND PARK, KS 66211

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m., Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/YELL2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m., Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47518-P54403                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELLOW CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Matthew A. Doheny	☐	☐	☐			For	Against	Abstain
1b. Darren D. Hawkins	☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐
1c. James E. Hoffman	☐	☐	☐	3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
1d. Shaunna D. Jones	☐	☐	☐	4.	Approve the Yellow Corporation 2020 Employee Stock Purchase Plan.	☐	☐	☐
1e. Susana Martinez	☐	☐	☐	NOTE: Transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.
1f. David S. McClimon	☐	☐	☐
1g. Patricia M. Nazemetz	☐	☐	☐
1h. Chris T. Sultemeier	☐	☐	☐

    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D47519-P54403

YELLOW CORPORATION

PROXY

ANNUAL MEETING OF STOCKHOLDERS, MAY 27, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Darren D. Hawkins and Leah K. Dawson, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at www.virtualshareholdermeeting.com/YELL2021 on May 27, 2021 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Yellow Corporation and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3 AND 4, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side